SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

Dear Fellow Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Mobile Mini, Inc. on July 24, 2013 at 1:00 p.m., local time. The meeting will be held at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about June 14, 2013, we made available to our stockholders of record as of such date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 and to vote using the Internet. The Notice also includes instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, the Notice of 2013 Annual Meeting of Stockholders, the Proxy Statement, and a proxy card. If you receive your proxy materials by mail, the Annual Report, the Notice of Annual Meeting, the Proxy Statement, and a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and the Proxy Statement via the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Erik Olsson

President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, July 24, 2013

TIME	1:00 p.m., local time

PLACE	Mobile Mini National Sales Center 7420 South Kyrene Road, Suite 115 Tempe, Arizona

ITEMS OF BUSINESS

• To elect two members of the Board of Directors to hold office for a three-year term and until their respective successors are elected and qualified;

• To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

• To vote on an advisory (non-binding) resolution regarding executive compensation;

• To approve an increase in the maximum aggregate number of shares that may be issued under the Mobile Mini, Inc. 2006 Equity Incentive Plan (as amended, the “2006 Equity Incentive Plan”); and

• To transact any other business that may properly come before the meeting and to approve any postponement or adjournments thereof.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on May 30, 2013.

MATERIALS TO REVIEW	We are furnishing our proxy materials, including our Proxy Statement, form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2012 (“2012 Annual Report”), to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2013 Annual Meeting of Stockholders (“Notice of Annual Meeting”) and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting of stockholders to be held on Wednesday, July 24, 2013 (the “Annual Meeting”). You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone, as described in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How Do I Vote” below.

By order of the Board of Directors,

Christopher J. Miner, Secretary

Tempe, Arizona

June 14, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on Wednesday, July 24, 2013: a complete set of proxy materials relating to the

Annual Meeting, consisting of this Notice of Annual Meeting and Proxy Statement, the 2012 Annual Report,

and a Proxy Card, is available via the Internet at www.proxyvote.com.

7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on July 24, 2013, beginning at 1:00 p.m. local time, at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This Notice of Annual Meeting and Proxy Statement and form of proxy card or voting instruction card were first made available to stockholders starting on or about June 14, 2013.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 30, 2013, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 46,279,582 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

•	By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on July 23, 2013.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (“SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7420 South Kyrene Road, Suite 101, Tempe, Arizona, by contacting the Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of KPMG LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees, on the advisory vote, or on the amendment to the 2006 Equity Incentive Plan discussed in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the record date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Election of Directors	Directors receiving highest number of “FOR” votes	No

Ratification of KPMG LLP	Majority of Votes Cast	Yes

Advisory Vote on Executive Compensation	Majority of Votes Cast	No

Amendment to the 2006 Equity Incentive Plan	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

•	Election of Directors

The two Director nominees receiving the highest number of “FOR” votes will be elected as Directors. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

•	Ratification of KPMG LLP

The affirmative vote of the majority of votes cast at the Annual Meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

•	Advisory Vote on Executive Compensation

The votes cast “FOR” must exceed the votes cast “AGAINST” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

•	Amendment of the 2006 Equity Incentive Plan

The affirmative vote of the majority of votes cast at the Annual Meeting is required to increase the maximum aggregate number of shares that may be issued under the Company’s 2006 Equity Incentive Plan. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

4.	“FOR” the approval of an increase in the maximum aggregate number of shares that may be issued under the 2006 Equity Incentive Plan.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report via the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report are available via the Internet at www.proxyvote.com. Instead of receiving future Proxy Statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2012 governance activities. We also discuss how stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines. These Guidelines were first adopted in 2004 to govern the operation of the Board and its Committees and to guide the Board and our executive management team in the execution of their responsibilities. The Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•

In late 2009, the Board announced the Company’s stockholder rights plan (a so-called “poison pill”) would be allowed to expire, the Board adopted a policy with respect to any future stockholder rights plans and the Board also voluntarily early-adopted a policy giving stockholders an advisory vote on executive compensation policies and practices (commonly referred to as “Say-on-Pay”).

•	In 2012, the Board decided that although stockholders previously approved a triennial Say-on-Pay vote, the Company would allow an annual stockholder vote.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our website at: http://www.mobilemini.com/investor-info.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

¡	Code of Business Conduct and Ethics

¡	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

¡	Corporate Governance Guidelines

¡	Compensation Committee Charter

¡	Nominating and Corporate Governance Committee Charter

¡	Audit Committee Charter

We will provide copies of any of these items without charge upon written request to our Corporate Secretary, Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283. The information on our website is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the Proxy Statement relating to the next annual election of Directors.

Criteria for Board Membership

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Nominating and Corporate Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process has created on our Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Erik Olsson, who is our President and Chief Executive Officer, and Lawrence Trachtenberg, who provided services to us as a non-officer employee until February 28, 2012, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various committees of the Board. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the company within the past three years and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a Director and stockholder of the Company:

Jeffrey S. Goble Stephen A McConnell Sanjay Swani	James J. Martell Frederick G. McNamee, III Michael L. Watts

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive Officer and Chairman role or appoint a Chairman who does not also serve as Chief Executive Officer. We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes this leadership structure is optimal for the Company at the current time. The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Chairman of the Board, as well as through a Board composed of a majority of independent directors.

In the event that our Chief Executive Officer is also the Chairman, our independent directors would elect a Lead Independent Director to be responsible for coordinating the activities of the other independent directors and perform various other duties. Michael L. Watts served as our Lead Independent Director from February 2006 until he assumed the role of Chairman of the Board effective December 23, 2012. The general authority and responsibilities of a Lead Independent Director are established in our Corporate Governance Guidelines, which are posted on our web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are chaired by Mr. Watts. At these executive sessions, the non-employee directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Annual meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — the Compensation Committee and the Nominating and Corporate Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short-term and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. The Compensation Committee, with the assistance of Pearl Meyer & Partners (“PM&P”), intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Certificate of Incorporation and our Bylaws, we indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplement Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2012 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Nominating and Corporate Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2012.

As part of the search for a new CEO, the Board split the roles of CEO and Chairman and appointed Mike Watts as Chairman of the Board in December 2012. The Board believes that this structure reflects a governance practice that is in the best interests of stockholders at this time.

Advisory Votes on Executive Compensation and on the Frequency of Future Advisory Votes

At the 2012 Annual Meeting, stockholders voted to approve the Company’s executive compensation policies and procedures. The Company was a voluntary early adopter of so-called “Say-on-Pay” votes and the Board believes that this result affirms stockholders’ ongoing support of the Company’s approach to executive compensation. The Board believes that this advisory vote is an important means of obtaining feedback from our stockholders about executive compensation. This feedback will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Activities

In addition, the Board and the Nominating and Corporate Governance Committee were active in many other areas in 2012, including:

•

monitoring and evaluating corporate governance developments, including legislative initiatives such as the Dodd-Frank Act and new SEC rules and proposals, including rules to implement the Act’s provisions on “Say-on-Pay,” “Say-when-on-Pay” and other key areas;

•	reviewing leadership and succession planning;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, where appropriate, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

During 2012, our Board met 13 times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the meetings of the Board and the Board committees on which he served that were held during the time he was a Director in 2012. On October 2, 2012, the Board formed a Search Committee to identify and recruit the successor for our former Chief Executive Officer, President and Director, Steven G. Bunger, and also formed an Executive Committee to work with Mr. Bunger and the Company’s management team throughout the transition period. Both of these committees were dissolved with the hiring of Mr. Olsson as President and Chief Executive Officer on March 18, 2013.

All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All of the Directors attended our 2012 Annual Meeting.

The table below provides membership and meeting information for each of the Committees of the Board for 2012.

Name	Audit		Compensation		Nominating and Corporate Governance

Bunger(1)

Olsson(2)

Goble	X		X	*	X

Martell			X		X

McConnell	X	*	X		X

McNamee	X		X		X	*

Swani			X

Trachtenberg

Watts(3)	X		X		X

Total meetings during 2012	4		2		1

*	Committee Chairperson

(1)	Steven G. Bunger stepped down as a member of the Board and as President and Chief Executive Officer of the Company effective December 23, 2012.

(2)	Erik Olsson become a member of the Board and our President and Chief Executive Officer on March 18, 2013.

(3)	Michael L. Watts served as our Lead Independent Director until he assumed the role of Chairman of the Board effective December 23, 2012.

The Audit Committee

The Audit Committee is comprised solely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met 4 times in 2012. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “— Governance Information — The Board’s Role in Risk Oversight” above.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2011 is set forth on page 20 of this Proxy Statement.

A copy of the Audit Committee Charter is available on our website at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee is comprised of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee met 2 times in 2012. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our short- and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Named Executive Officers (“NEOs”) identified in the 2012 Summary Compensation Table. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Pursuant to the authority granted to it in its Charter, during 2006 and 2007 the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to review the competitiveness of its compensation program for our non-

employee directors and our senior executive officers. The Compensation Committee engaged PM&P during 2008 for the limited purpose of furnishing updated compensation information, and did not otherwise use the services of a consultant during 2008 or 2009. In 2010, the Compensation Committee engaged PM&P to conduct a competitive review of the structure of our long-term equity incentive compensation (i.e., time and performance based restricted stock grants versus other forms of compensation). PM&P delivered its report and recommendations to the Compensation Committee in December 2010. During 2010, PM&P also began a competitive review of our executive and non-employee director compensation programs but did not complete a final review or make any final recommendations, as the Compensation Committee elected to defer changes to these programs to a future date before any final recommendations were delivered. During 2011, the Compensation Committee engaged PM&P to complete its competitive review of our executive and non-employee director compensation programs. PM&P delivered its report and recommendation to the Compensation Committee in December 2011 and January 2012. PM&P also advises the Compensation Committee regarding various other executive and director compensation issues as requested. Please refer to the discussion of the “Our Executive Compensation Framework–Role of Compensation Consultant” and “Setting Executive Compensation for 2012 and 2013” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

In 2012, the Compensation Committee retained PM&P as its independent executive compensation consultant. None of the Company’s management participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services PM&P provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P in 2012, and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2012:

•

PM&P did not provide any services to the Company or its management other than service to the Compensation Committee, and it its services were limited to executive and Board compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of PM&P’s total revenue;

•	PM&P maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants on the Company matters had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants on the Company matters, or PM&P, had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants on the Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation Committee Interlocks and Insider Participation

Mr. McNamee was appointed by the Board effective December 23, 2012 as Interim Co-Chief Executive Officer until the Company completed the process of hiring a permanent CEO in March 2013. During 2012, other than Mr. McNamee’s temporary appointment, none of the other members of the Compensation Committee was or is an officer or employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served or serves on the compensation committee or board of directors of any company that employed or employs any member of the Company’s Committee or Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised entirely of independent directors and is governed by a Board approved Charter stating its responsibilities. The Nominating and Corporate Governance Committee met formally 1 time in 2012 and during each of the Company’s regularly scheduled Board meetings. The Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the Committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below.

The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the SEC and NASDAQ.

A copy of the Corporate Governance Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation of Non-Employee Directors

We currently have seven non-employee directors that qualify for compensation. Through December 31, 2011, each non-employee director received an annual payment of $28,000 plus $1,200 for each Board meeting and $750 for each Committee meeting attended in person. If a non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, he receives $250 for such meeting attendance. The Lead Independent Director receives an additional $5,000 annual retainer, the chair of the Audit Committee receives an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $4,000. On August 1st of each year, each non-employee director receives an automatic award of shares of our common stock having a fair market value of approximately $82,500. The stock award is made pursuant to our 2006 Equity Incentive Plan.

In January 2012, the Compensation Committee engaged PM&P to conduct a review of our non-employee director remuneration program. PM&P compared our director compensation levels and structure relative to the same peer group of companies utilized in our 2011 executive compensation review (please refer to

“Compensation Discussion and Analysis — Setting Executive Compensation for 2012 and 2013” later in this Proxy Statement for a detailed listing of the peer group companies). This review determined that total remuneration for our directors was somewhat below the 2010 median levels for our peer group, and included recommendations regarding the levels and structure of certain elements of our program.

Effective April 1, 2012, the Board, on the recommendation of the Compensation Committee, and in consultation with PM&P, made the following changes to the compensation program for non-employee directors based on a study of peers and market trends:

•	The annual retainer payment for each non-employee director was increased to $42,000.

•	The fee for attending a Board meeting in person or telephonically was eliminated.

•	The annual stock award was maintained at a value of $82,500.

•	The Lead Independent Director annual retainer fee was increased to $15,000.

•

The annual retainer fee paid to the chair of the Audit Committee was maintained at $8,000, and the retainer fees paid to the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee were increased to $8,000.

•	The fee for attending a committee meeting (including our temporary CEO search committee and executive committee) in person or telephonically was increased to $1,000.

Mr. Bunger, our former President, Chief Executive Officer and Chairman of the Board, did not receive any separate compensation for serving as Director. Pursuant to an employment agreement with Mr. Trachtenberg (which expired on February 28, 2012), we paid him the same amount of fees and equity grants for his Board service in 2012 as we paid to non-employee directors. Though his employment term has expired, Mr. Trachtenberg continues to receive payment as a non-employee director.

The following table sets forth the compensation paid by us to our non-employee directors for the year ended December 31, 2012. Employee directors do not receive any additional compensation for service on our Board.

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (5) (c)	Option Awards ($) (5) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Frederick G. McNamee, III	58,200	82,496	—	—	—	6,250	146,946
Lawrence Trachtenberg(4)	45,700	82,496	—	—	—	6,250	134,446
Michael L. Watts	63,750	82,496	—	—	—	—	146,246
Jeffrey S. Goble	73,500	82,496	—	—	—	—	155,996
James J. Martell	48,200	82,496	—	—	—	—	130,696
Stephen A McConnell	79.750	82,496	—	—	—	—	162,246
Sanjay Swani	57,750	82,496	—	—	—	—	140,246

(1)	The table below summarizes the fees earned or paid in cash to each Director.

	Annual Director Fee ($)	Chairman or Lead Director Retainer ($)	Meeting Fees ($) *	Total Cash Compensation ($)
Frederick G. McNamee, III	38,500	8,000	11,700	58,200
Lawrence Trachtenberg	38,500	—	7,200	45,700
Michael L. Watts	38,500	15,000	10,250	63,750
Jeffrey S. Goble	38,500	8,000	27,000	73,500
James J. Martell	38,500	—	9,700	48,200
Stephen A McConnell	38,500	8,000	33,250	79,750
Sanjay Swani	38,500	—	19,250	57,750

*	Amounts in the above table include $60,000 of fees paid in 2013 for 2012 meetings.

(2)	Under our 2006 Equity Incentive Plan, each non-employee director is automatically awarded shares of our common stock having a fair market value of $82,500 at the time of award. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and $82,500. The values included in this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(3)	Amounts represent the cash retainer paid to each Director for their role as Interim Co-Chief Executive Officer.

(4)	Does not include amounts paid to Mr. Trachtenberg as a non-officer employee of the Company. Under the terms of his employment agreement, which expired by its terms on February 28, 2012, Mr. Trachtenberg received a salary of $2,000 during 2012 and was eligible to receive Director fees and stock grants as if he were an outside director.

(5)	The company did not grant option awards to non-employee directors in 2012. As of December 31, 2012, each non-employee director held the following number of outstanding stock awards and unexercised option awards:

	Stock Awards	Option Awards
Frederick G. McNamee, III	23,974	—
Lawrence Trachtenberg	89,198	—
Michael L. Watts	26,152	22,500
Jeffrey S. Goble	12,752	13,750
James J. Martell	17,930	—
Stephen A McConnell	26,152	22,500
Sanjay Swani	23,985	—

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007. Each non-employee director is required to own shares of our common stock having a value at least equal to four times the annual cash retainer paid to non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. The requirement was phased in over a four-year period, which phase-in period ended on December 31, 2010. Any newly elected non-employee director will have four years following his or her election to the Board to meet the stock ownership requirement. We do not have similar stock ownership requirements for our officers. As of the date of this Proxy Statement, all of our non-employee directors were in compliance with this stock ownership requirement.

SECURITIES OWNERSHIP

BENEFICIAL OWNERSHIP TABLE

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on May 31, 2013, by (i) each of our Directors, (ii) each NEO listed in the 2012 Summary Compensation Table, (iii) all of our Directors and executive officers as a group, and (iv) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of May 31, 2013 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of May 31, 2013 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

	Common Stock
Name of Beneficial Owner(1)	Footnote Reference	Amount and Nature of Beneficial Ownership (Shares)	Percent of Class Owned (%)
Directors and Executive Officers:
Steven G. Bunger	2	655,693	1.4%
Mark E. Funk	3	212,785	*
Jeffrey S. Goble	4	43,302	*
Deborah K. Keeley	5	66,774	*
James J. Martell		35,594	*
Stephen A McConnell	6	117,652	*
Frederick G. McNamee, III	7	27,274	*
Jody E. Miller	8	48,606	*
Christopher J. Miner	9	33,522	*
Sanjay Swani		23,985	*
Lawrence Trachtenberg	10	120,035	*
Michael L. Watts	11	58,652	*
All Directors and executive officers as a group (13 persons)	12	1,496,934	3.2%
5% Holders:
Welsh, Carson, Anderson & Stowe X, L.P.	13	4,167,564	9.0%
Barrow, Hanley, Mewhinney & Strauss, LLC	14	3,640,515	7.9%
Dimensional Fund Advisors LP	15	3,146,143	6.8%
BlackRock, Inc.	16	2,954,154	6.4%
Prudential Financial, Inc.	17	2,823,550	6.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)

Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 211,386 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 154,878 shares of common stock; 6,269 shares of common stock held in the Mobile Mini 401(k) plan;

217,987 shares of a common stock subject to exercisable options; and 16,173 shares of restricted stock which are forfeitable until vested. Based solely on the last information available to the Company and the latest Form 4 filed by the individual.

(3)	Includes: 97,235 shares of common stock; 51,471 shares of common stock subject to exercisable options; and 64,079 shares of restricted stock which are forfeitable until vested.

(4)	Includes: 29,552 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(5)	Includes: 36,036 shares of common stock; 4,743 shares of common stock held in the Mobile Mini 401(k) plan; and 25,995 shares of restricted stock which are forfeitable until vested.

(6)	Includes: 95,152 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(7)	Includes: 3,300 shares of common stock held in trust and 23,974 shares of common stock held directly.

(8)	Includes: 48,504 shares of common stock and 102 shares of common stock held in the Mobile Mini 401(k) plan. Based solely on the last information available to the Company and the latest Form 4 filed by the individual.

(9)	Includes 7,843 shares of common stock; 10,331 shares of common stock subject to exercisable options; and 15,348 shares of restricted stock which are forfeitable until vested.

(10)	Includes: 99,397 shares of common stock held in trust; 10,301 shares of common stock held directly; 4,000 shares of common stock held indirectly; and 6,337 shares of common stock held in the Mobile Mini 401(k) plan.

(11)	Includes: 36,152 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(12)	Includes: 983,740 shares of common stock; 338,539 shares of common stock subject to exercisable options; and 121,595 shares of restricted stock which are forfeitable until vested. Also includes 53,060 shares of restricted stock which are forfeitable until vested held by Erik Olsson, our current President and CEO.

(13)	Based solely on Amendment No. 1 to Schedule 13D filed jointly by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS CP IV”), and WCAS Management Corporation (“WCAS”), with the SEC on May 29, 2013. WCAS X has sole voting and sole dispositive power with respect to 3,971,657 shares of common stock; WCAS CP IV has sole voting and sole dispositive power with respect to 192,094 shares; and WCAS has sole voting and sole dispositive power with respect to 3,813 shares. Each of WCAS X and WCAS CP IV has a sole general partner and the managing members of the general partners include 15 individuals, one of whom is Mr. Swani, who serves as a Director of Mobile Mini. The address of each of WCAS X, WCAS CP IV and WCAS is 320 Park Avenue, Suite 2500, New York, New York 10022.

(14)

Based solely on Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) with the SEC on February 11, 2013. BHMS has sole voting power with respect to 1,895,825 shares, shared voting power with respect to 1,744,690 shares and sole dispositive power with respect to 3,640,515 shares. BHMS is an investment adviser and its address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(15)	Based solely on Amendment No. 3 to Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 11, 2013. DFA has sole voting power with respect to 3,097,277 shares and sole dispositive power with respect to 3,146,143 shares. DFA is an investment adviser and its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(16)

Based solely on Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 5, 2013, BlackRock has sole voting power with respect to 2,954,154 shares. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(17)

Based solely on Amendment No. 2 to Schedule 13G filed by Prudential Financial, Inc. (“PFI”) with the SEC on February 11, 2013. PFI has sole voting power with respect to 192,057 shares, shared voting power with respect to 2,629,017 shares; sole dispositive power with respect to 192,057 shares; and shared dispositive power with respect to 2,631,493 shares. The schedule states PFI is a “Parent Holding Company” as defined in Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act. The address of PFI is 751 Broad Street, Newark, New Jersey 07102.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and certain of our officers to file reports of holdings and transactions in Mobile Mini shares with the SEC. Based on our records and other information, we believe that in 2012 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

A Form 4 was filed late on September 24, 2012 for 5,965 shares of common stock granted to Mr. Martell on August 1, 2012. Additionally, the Compensation Committee determined in 2013 that the four-year performance-based stock grants covering the period ended December 31, 2012 did not meet applicable vesting requirements. The following Form 4s were filed in March 2013 to reflect these forfeitures: (i) Mr. Funk – forfeiture of 28,122 shares; (ii) Ms. Keeley – forfeiture of 11,408 shares; (iii) Mr. Miller – forfeiture of 12,185 shares; and (iv) Mr. Miner – forfeiture of 6,093 shares. Mr. Bunger’s 38,064 shares accelerated and vested at December 31, 2012 in accordance with the terms of his Separation Agreement (as defined herein).

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In 2007, the Board adopted a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning five percent or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person who has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2012

There were no new transactions with related persons in 2012.

We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned in part by Steven G. Bunger. Steven G. Bunger served as our President, Chief Executive Officer and Chairman of the Board until his departure on December 23, 2012. Annual lease payments under these leases totaled approximately $210,000 in 2012. The term of each of these leases expires on December 31, 2013. Each lease provides for rent adjustments based upon annual changes in the consumer price index. At the time the leases were entered into in 1994 and their respective amendment dates, the Board reviewed and considered prevailing market rental rates for comparable properties, determined that the new rental rates approximate the fair market rental value of each property, and authorized the Company to enter into these leases for the properties.

Mobile Mini leases a portion of the property comprising its Rialto, California location from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2012 under this lease were approximately $332,000. This lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.

The Audit Committee and the independent members of the Board have reviewed the terms of each of the transactions described above, and approved the related person transaction.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board currently consists of eight members and is classified into three classes. At each annual meeting of stockholders, Directors are elected for a three-year term to succeed those Directors whose terms expire at such annual meeting dates. This year, two Directors, Frederick G. McNamee, III and Lawrence Trachtenberg, are to be elected to hold office for three-year terms. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

On October 2, 2012, the Company’s Board announced that Steven G. Bunger would step down as Chairman of the Board and as President and Chief Executive Officer of the Company effective as of December 23, 2012. Frederick G. McNamee, III and Lawrence Trachtenberg were appointed by the Board as Interim Co-Chief Executive Officers effective December 23, 2012 until the Company completed the process of hiring a permanent Chief Executive Officer. Our lead director, Michael L. Watts, assumed the role of Chairman of the Board effective December 23, 2012.

On March 18, 2013, the Board appointed Erik Olsson as the Company’s President and Chief Executive Officer and a member of the Board, effective on such date. Mr. Olsson served as President, Chief Executive Officer and a Director of RSC Holdings, Inc., a North American equipment rental provider (“RSC”), and certain of its subsidiaries from 2006 to 2012. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment from 1998 to 2000 as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin. He is also a Director of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial auctioneer. Mr. Olsson’s qualifications to sit on our Board include his experience in finance/accounting/control, general management, business development/strategic planning, and industry/customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales, and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the Company with a global business perspective. Age 50.

The terms of Erick Olsson, Sanjay Swani and Michael L. Watts expire in 2014, and the terms of Jeffrey S. Goble, James J. Martell and Stephen A McConnell will expire in 2015.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe that any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “WITHHOLD” votes from nominees. The two Director nominees receiving the highest number of “FOR” votes will be elected as Directors. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The persons appointed by the Board as proxies intend to vote for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, all of our Directors serve or have served on Boards and Board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional Board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Frederick G. McNamee, III has served as a Director since June 2008 and is the Chairman of the Company’s Nominating and Corporate Governance Committee. He has been a principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 56.

Lawrence Trachtenberg has served as a Director since 1995. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. from Harvard Law School and his B.A. in Accounting/Economics from Queens College of the City University of New York. In addition to his experience in legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 57.

The following paragraphs contain biographical and other information regarding our continuing Directors and executive officers.

CONTINUING DIRECTORS

Michael L. Watts has served as a Director since 2002 and became Chairman of the Board in December 2012. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Chairman. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States, and currently has 54 locations in nine states. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011, and Water Movers Equipment Company in 2002. Mr. Watts also founded specialty equipment rental company Trench Safety Equipment Company and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 65.

Jeffrey S. Goble has served as a Director since February 2006 and is the Chairman of our Compensation Committee. Mr. Goble is President, Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager

and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 52.

James J. Martell has served as a Director since January 2010. Mr. Martell serves as a Director of Express-1 Expedited Solutions, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and serves as a Director of a WCAS X privately-held portfolio company, Ozburn-Hessey Logistics. Mr. Martell also serves as a Director of 3PD, Inc., a third-party logistics and last-mile delivery provider, and as an independent Director of Unitrans International Corporation and Protrans International, Inc., which are providers of logistics services. Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 59.

Stephen A McConnell has served as a Director since August 1998 and is the chairman of our Audit Committee. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a Director of a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive Director experience, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 60.

Sanjay Swani has served as a Director since June 27, 2008, when he was appointed to the Board upon Mobile Mini’s acquisition of Mobile Storage Group, Inc. (“MSG”) pursuant to the Stockholders Agreement between us and WCAS X. Mr. Swani served as a Director of MSG from August 2006 until June 2008. Mr. Swani joined WCAS X as a vice president in 1999 and became a general partner in 2001. Prior to joining WCAS X, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers and acquisitions area from 1994 to 1998, and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University and graduate degrees from the MIT Sloan School of Management and Harvard Law School. He serves on the board of directors of several private companies. Mr. Swani brings to our Board investor perspective and significant experience in strategic and finance matters. Age 46.

EXECUTIVE OFFICERS

In addition to Mr. Olsson, the following individuals are also executive officers of the Company.

Mark E. Funk has served as our Executive Vice President and Chief Financial Officer since November 2008. Prior to joining us, he was with Deutsche Bank Securities Inc. from September 1988 to November 2008, most recently as Managing Director in its Structured Debt Group, where he had worked on numerous high profile transactions. During his tenure at Deutsche Bank, Mr. Funk worked in their New York, London, Chicago and Los Angeles offices. Prior to joining Deutsche Bank, Mr. Funk passed the certified public accountant examination and was a senior auditor with KPMG. Mr. Funk earned a Bachelor of Science in Business Administration from California State University Long Beach and an MBA from University of California, Los Angeles. Age 50.

Phillip H. Hobson has served as our Executive Vice President, Operations since April 2013. Mr. Hobson previously served as Senior Vice President, Operations-Northern Division of RSC Holdings, Inc. from 2009 until

2012. From 2007 until 2009, Mr. Hobson was RSC’s Senior Vice President, Corporate Operations where his duties included responsibility for marketing, IT, purchasing, fleet management, its customer care call center, operational excellence, national accounts and M&A. Mr. Hobson joined RSC in 1998 and served in various financial roles in increasing responsibility until becoming involved in operations in 2005. Mr. Hobson holds a degree in economics from the University of California at Santa Cruz. Age 46.

Deborah K. Keeley has served as our Senior Vice President and Chief Accounting Officer since November 2005. From September 2005 to November 2005, she served as Senior Vice President. From June 2005 to September 2005, she served as Senior Vice President and Controller. From August 1996 to June 2005, she served as Vice President and Controller and from August 1995 as Controller. Prior to joining us, she was Corporate Accounting Manager for Evans Withycombe Residential, an apartment developer, for six years. Ms. Keeley has an Associate’s degree in Computer Science and received her Bachelor’s degree in Accounting from Arizona State University. Age 49.

Christopher J. Miner has served as Senior Vice President and General Counsel since December 2008. He joined us in June 2008 as Vice President and General Counsel. He was previously a partner at DLA Piper from 2007 to 2008 and advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Prior to that, he was a partner at Squire, Sanders & Dempsey, which he joined in 2004. He was an attorney in New York and Europe with Davis Polk & Wardwell from 1999 to 2004 where he specialized in corporate and securities law. Mr. Miner received a B.A. and a J.D. from Brigham Young University. Age 42.

There are no family relationships among any of our current directors or executive officers.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

Our Board and Audit Committee recently solicited proposals from several audit firms to serve as our independent registered public accounting firm for the year ending December 31, 2013. Following a thorough formal review of these proposals, the Audit Committee decided on May 15, 2013 to engage KPMG LLP, effective as of May 17, 2013, as our independent registered public accounting firm beginning with the audit for the year ending December 31, 2013, including the 2013 quarterly reviews. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

Ernst & Young LLP was engaged to audit our consolidated financial statements for the year ended December 31, 2012 and was dismissed as our independent registered public accounting firm on May 15, 2013. During the years ended December 31, 2012 and 2011, and through May 15, 2013, we had no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Ernst & Young LLP’s audit reports on our consolidated financial statements for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2012 and 2011, and through May 17, 2013, neither we, nor anyone on our behalf, consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG LLP to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of KPMG LLP will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We do not expect representatives of Ernst & Young LLP to attend the annual meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2012 provided by Ernst & Young LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether Ernst & Young LLP’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the year ended December 31, 2012 was compatible with maintaining their independence.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2013 will stand, unless the Audit Committee determines there is a reason for making a change.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Fee Category	2012 Fees ($)	2011 Fees ($)
Audit fees(1)	705,657	688,292
Audit-related fees	—	84,240
Tax fees(2)	151,675	171,885
All other fees(3)	1,995	1,995

Total fees	859,327	946,412

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC; and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

(2)	Tax fees relate to tax compliance and advisory services related to Federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary.

(3)	All other fees relate to the Company’s annual subscription to the “EY Online” client portal service.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plan, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2012, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards AU Section 380 regarding communication with audit committees, as amended and as adopted by the PCAOB in Rule 3200T, and

(3)	received the written disclosure and letter from Ernst & Young LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with Ernst & Young LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2012 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)

Jeffrey S. Goble

Frederick G. McNamee, III

Michael L. Watts

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the “Compensation Discussion and Analysis section” starting on page 30 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2012 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The Compensation Discussion and Analysis, or “CD&A”, section of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

As noted in the CD&A, our 2012 financial performance was characterized by significant growth in revenues, strong margins and substantial cash flow generation allowing us to pay down debt. Please refer to the CD&A and accompanying tables and, in particular, the Executive Summary contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

As described in further detail in the CD&A, our former CEO departed the Company in December 2012. As a result, much of the 2012 compensation reported in the Summary Compensation Table for the CEO reflected contractual obligations payable to our former CEO upon his departure, and is one-time in nature rather than reflective of our ongoing compensation program, which is heavily performance-based. The Board and the Compensation Committee request that stockholders keep the nature of these payments in mind when considering their vote on this Proposal 3.

The vote solicited by this Proposal 3 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the 2013 Annual Meeting of Stockholders.

Vote Required and Board Recommendation

The votes cast “FOR” must exceed the votes cast “AGAINST” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT

TO THE 2006 EQUITY INCENTIVE PLAN

(Item No. 4 on the Proxy Card)

General

At our 2006 annual meeting stockholders, the stockholders approved the 2006 Equity Incentive Plan. At our 2009 annual meeting of stockholders, the stockholders approved an amendment to the 2006 Equity Incentive Plan. At present, a total of 4,200,000 shares are authorized for issuance under the 2006 Equity Incentive Plan. Certain of the grants made in connection with the hiring of our new President and Chief Executive Officer, Mr. Olsson, in March 2013 reduced the pool of remaining shares available for awards under the 2006 Equity Incentive Plan. As of May 31, 2013, a total of 2,952,275 shares had been awarded, net of cancellations, under the 2006 Equity Incentive Plan and 1,247,725 shares were available for awards under the 2006 Equity Compensation Plan. Therefore, we are now asking our stockholders to approve an amendment to the 2006 Equity Incentive Plan to increase the maximum number of shares that may be issued pursuant to the 2006 Equity Incentive Plan from 4,200,000 by an additional 2,000,000 shares.

Based on past grant history, we believe that this increase in shares will suffice for equity grants for three to four years, depending upon Company activity and our stock price. Consistent with our past practice, we would seek stockholder approval for additional authorized shares when the number of shares available for granting have been exhausted.

Various types of stock-based awards may be issued under the 2006 Equity Incentive Plan, including stock options, shares of restricted stock, restricted stock units, and stock appreciation rights. The 2006 Equity Incentive Plan is administered by the Compensation Committee of our Board, and all of our employees and directors are eligible to be granted awards under the 2006 Equity Incentive Plan. Except for annual grants to our non-employee directors which are made automatically on each August 1st under the 2006 Equity Incentive Plan, awards are made at the discretion of the Compensation Committee. Our non-employee directors are awarded on each August 1st that number of shares of common stock having a fair market value of $82,500.

The 2006 Equity Incentive Plan is the method we currently use to provide equity incentive compensation to eligible employees and non-employee directors. The Board believes that the 2006 Equity Incentive Plan is in the best interest of stockholders and the Company because equity awards granted under the 2006 Equity Incentive Plan help to attract, motivate, and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees. If the Compensation Committee and management granted fewer equity awards to employees, they would need to provide compensation in other forms to provide a total compensation package that is competitive with other companies.

In adopting this amendment to the 2006 Equity Incentive Plan, the Board considered the following factors:

•	The Plan was last amended in 2009 and since that time the pool available for future grants has depleted. The requested increase should provide sufficient shares for three or four additional years.

•

An analysis of the Company’s overall equity plan dilution and annual share utilization (“burn rate”) relative to its peer group. The results of the analysis indicated that the Company was roughly at the median of its peer group in terms of overall plan dilution (shares available and outstanding grants from the Plan) and annual burn rate for the most recent year.

•

If the number of shares available under the 2006 Equity Incentive Plan are not increased through this amendment, our ability to continue to use equity-based awards as a key component of executive compensation will be severely restricted.

The affirmative vote of the majority of votes cast at the Annual Meeting is required to increase the maximum aggregate number of shares that may be issued under the Company’s 2006 Equity Incentive Plan. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

Our Board unanimously recommends a vote “FOR” the amendment to the 2006 Equity Incentive Plan.

Purpose of the 2006 Equity Incentive Plan

The 2006 Equity Incentive Plan allows us to make broad-based grants of stock options, restricted stock awards and other stock-based compensation, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through February 22, 2016. The purpose of these equity awards is to attract, motivate and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership.

Key Features Designed to Protect Stockholders’ Interests

The 2006 Equity Incentive Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following Plan features:

•

No Evergreen Feature. The maximum number of shares available for issuance under the 2006 Equity Incentive Plan is fixed and cannot be increased without stockholder approval. In addition, the 2006 Equity Incentive Plan expires by its terms on a specified date.

•	Repricing Prohibited. Stockholder approval is required for any repricing of underwater awards.

•	No Discount Awards. Stock options and stock appreciation rights must have an exercise price no less than the closing price of stock on the date the award is granted.

•	Per-Participant Limit on Awards. The 2006 Equity Incentive Plan limits the size of awards that may be granted during any one year to any one participant.

•

Award Design Flexibility. Different kinds of awards may be granted under the 2006 Equity Incentive Plan, giving us the flexibility to design our equity incentives to compliment the other elements of compensation and to support our attainment of strategic goals.

•	Performance-Based Awards. The 2006 Equity Incentive Plan permits the grant of performance-based stock awards that are payable upon the attainment of specified performance goals.

•

Deductibility of Awards. The 2006 Equity Incentive Plan includes provisions intended to meet the requirements for deductibility of executive compensation under Section 162(m) of the tax code, including by qualifying payments under the 2006 Equity Incentive Plan as “performance-based compensation.”

Key Terms of the 2006 Equity Incentive Plan

The following is a summary of the key provisions of the 2006 Equity Incentive Plan, assuming that stockholders approve this Proposal 4. The following summary of major features of the 2006 Equity Incentive Plan is qualified in its entirety by reference to the actual text of the 2006 Equity Incentive Plan, set forth as Appendix A of this Proxy Statement.

Plan Term:	February 22, 2006 to February 22, 2016.

Eligible Participants:	Employees of the company and its subsidiaries, and non-employee directors of the company. As of May 31, 2013, there were approximately 1,557 individuals eligible to participate in the 2006 Equity Incentive Plan. Except with respect to automatic awards to non-employee directors, the Compensation Committee will determine which individuals will participate in the 2006 Equity Incentive Plan.

Shares Authorized:	4,200,000 shares, subject to adjustment only to reflect stock splits and similar events; 2,000,000 additional shares if the Proposal is adopted.

Award Types:	Stock options; restricted stock awards; restricted stock units; stock appreciation rights; performance stock; performance stock units; and cash-based or other stock-based awards.

Share Price Limit:	No shares subject to equity awards granted under the 2006 Equity Incentive Plan may have an exercise price or purchase price per share that is less than fair market value on the applicable date of grant.

162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Internal Revenue Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the 2006 Equity Incentive Plan limits awards to individual participants such that no more than 300,000 shares may be made subject to awards granted to an employee in any one year.

Award Terms:	Stock options generally will have a term no longer than ten years. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock units and other stock-based awards contingent upon continued employment with the company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Vesting:	Determined by the Compensation Committee. Options generally vest over four or four and one-half years. Restricted stock awards to employees other than executive officers generally vest over five years; awards to executive officers generally vest in part (usually one-half of the award) due to passage of time and the remainder only upon achievement of performance goals. Awards to non-employee directors are fully vested upon award.

Not Permitted:

Granting stock options or other awards at a price below the market price of the company common stock on the date of grant; or

Repricing or reducing the exercise price of a stock option or other stock award without stockholder approval.

Eligibility and Non-Employee Director Awards

Only employees of the company and its subsidiaries and our non-employee directors are eligible to received awards under the 2006 Equity Incentive Plan. The Compensation Committee determines which employees will participate in the 2006 Equity Incentive Plan, and the 2006 Equity Incentive Plan provides for the automatic grant to our non-employee directors on each August 1st of shares of stock with a value (determined by the closing price of our common stock on August 1st or the next following trading date if August 1st is not a trading day) of $82,500 as part of the annual fee we pay our non-employee directors. As of May 31, 2013, there were approximately 1,550 employees and 7 non-employee directors eligible to participate in the 2006 Equity Incentive Plan.

Awards

The 2006 Equity Incentive Plan allows the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, shares of common stock, and other stock-based awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to Plan limits, the Compensation Committee has the discretionary authority to determine the amount of awards to employees. The use of performance-based requirements will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices. Our current practice is to make one-half of an award to a senior management level employee subject to vesting over time and one-half subject to vesting based upon performance-based requirements.

The following table shows the number of options received by the persons listed below as of May 31, 2013.

Cumulative Option Grants Table

Name and Position	Number of Options
Steven G. Bunger, Former Chairman, Chief Executive Officer, President	217,987
Frederick G. McNamee, III, Interim Co-Chief Executive Officer	—
Lawrence Trachtenberg, Interim Co-Chief Executive Officer	—
Mark E. Funk, Executive Vice President, Chief Financial Officer	207,157
Deborah K. Keeley, Senior Vice President, Chief Accounting Officer	84,038
Jody E. Miller, Executive Vice President, Chief Operating Officer	53,778
Christopher J. Miner, Senior Vice President, General Counsel	50,372
All Current Executive Officers as a Group	613,332
All Current Directors who are not Executive Officers as a Group	28,750
Each Nominee for Election as Director:
Frederick G. McNamee, III	—
Lawrence Trachtenberg	—
Each Associate of any such Directors, Executive Officers or Nominees	—
Each other Person who Received 5% of such Options:
Kyle G. Blackwell	51,233
Ronald Halchishak	69,030
Jon D. Keating	51,233
Ronald E. Marshall	51,233
All Employees, including current Officers who are not Executive Officers as a Group	231,880

Total	873,962

Vesting and Exercise of Stock Options and SARs

The exercise price of stock options granted under the 2006 Equity Incentive Plan may not be less than the market value (the closing price, as reported on the NASDAQ Stock Market) of our common stock on the date of grant. The option term may not be longer than ten years and the Compensation Committee sets the vesting schedule when the grants are awarded. The Compensation Committee may establish performance vesting criteria, if any, provided that no stock option may be exercised less than one-half year from the date of grant. We require the participant to satisfy tax-withholding requirements before issuing common stock under the 2006 Equity Incentive Plan. Similar terms and limitations apply to SARs, in the event any are granted under Plan.

Vesting of Restricted Stock

The Compensation Committee may make the grant, issuance, retention, and/or vesting of restricted stock (and restricted stock units, in the event any are ever issued) contingent upon continued employment with the company, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. Except in the case of death, disability, or retirement of the participant, vesting of restricted stock and RSUs that is contingent upon the achievement of performance objectives must be based on performance over a period of not less than one year. Awards that are contingent upon continued employment or the passage of time are currently awarded subject to vesting in equal installments over four years (in the case of management employees) or four and one-half years (in the case of all other employees) from the date of award.

Dividends

Unless otherwise provided by the Compensation Committee, no adjustment may be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares before their issuance under any award. The Compensation Committee will specify whether dividends or dividend equivalent amounts are to be paid to any participant with respect to the shares subject to any award that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends. As of May 31, 2013, no dividends or dividend equivalents had ever been issued.

Eligibility under Section 162(m) of the Tax Code

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the tax code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of options or stock appreciation rights) or on one or more of the other factors set forth in the 2006 Equity Incentive Plan (which may be adjusted as provided in the 2006 Equity Incentive Plan), applied either individually, alternatively, or in any combination, to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award. The performance criteria that may be used for awards, as set forth in the 2006 Equity Incentive Plan are (a) net earnings or net income (before or after taxes); (b) earnings per share; (c) net sales growth; (d) leasing revenues; (e) internal growth rate; (f) compound annual growth rate; (g) net operating profit; (h) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (i) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (j) earnings before or after taxes, interest, depreciation, and/or amortization; (k) gross or operating margins; (l) productivity ratios; and (m) stock price (including, but not limited to, growth measures and total shareholder return). Approval of this Proposal will also signify re-approval of these performance measures.

To the extent that an award under the 2006 Equity Incentive Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m) of the tax code, the performance criteria can include the achievement of strategic objectives as determined by the Compensation Committee or the Board.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, and/or vested under an award due to satisfaction of performance criteria may be reduced by the Compensation Committee based on any further considerations that the Compensation Committee may determine in its sole discretion.

Transferability

Unvested awards granted under the 2006 Equity Incentive Plan, as well as stock options prior to their exercise, are not transferable except by will or the laws of descent and distribution, except that the Compensation Committee may in its absolute discretion consent to permit the transfer of any award upon request of a participant.

Administration

The Compensation Committee administers the 2006 Equity Incentive Plan. The Compensation Committee selects the employees who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2006 Equity Incentive Plan, establishes the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the 2006 Equity Incentive Plan and establish, amend and rescind any rules relating to the 2006 Equity Incentive Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations.

Amendments

The Board may terminate, amend or suspend the 2006 Equity Incentive Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to amend the 2006 Equity Incentive Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder or pursuant to the Exchange Act or any rule promulgated thereunder or pursuant to NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of the company’s common stock, or any similar event affecting the company’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2006 Equity Incentive Plan, and subject to the various limitations set forth in the 2006 Equity Incentive Plan, the number and kind of shares subject to outstanding awards under the 2006 Equity Incentive Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the company on outstanding awards granted under the 2006 Equity Incentive Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2006 Equity Incentive Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash. With regard to each outstanding stock option, in the event an employee is terminated within one year of a merger or other specified transaction, the stock option will vest as to the number of shares that would have vested if the employee had remained employed for 12 months following his or her date of termination.

U.S. Tax Consequences

The federal tax rules applicable to the 2006 Equity Incentive Plan under the tax code as currently in effect are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the 2006 Equity Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the tax code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

The American Jobs Creation Act of 2004 added Section 409A to the tax code, generally effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not affect our ability to deduct deferred compensation. We do not expect to grant a significant number of awards under the 2006 Equity Incentive Plan that are subject to Section 409A.

As described above, awards granted under the 2006 Equity Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the tax code. To qualify, options and other awards must be granted under the 2006 Equity Incentive Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2006 Equity Incentive Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock-settled SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2006 Equity Incentive Plan, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee may grant awards that are not deductible under Section 162(m) if the Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.

Equity Compensation Plan Information

We maintain the 1994 Stock Option Plan (the “1994 Plan”), the 1999 Plan (the “1999 Plan”) and the 2006 Equity Incentive Plan, pursuant to which we may grant equity awards to eligible persons. The 1994 Plan expired in 2003 and no additional options may be granted thereunder and there are no outstanding options subject to exercise at the end of 2012 pursuant thereto. The 1999 Plan expired in 2009 and no additional options may be granted thereunder and outstanding options continue to be subject to the terms of the 1999 Plan until their exercise or termination. The following table summarizes our equity compensation plan information as of December 31, 2012. Information is included for both equity compensation plans approved by our stockholders and equity plans not approved by our stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
	(In thousands)		(In thousands)
Equity compensation plans approved by Mobile Mini stockholders(1)	1,099	$20.02	1,361
Equity compensation plans not approved by Mobile Mini stockholders	—	—	—

Totals	1,099	$20.02	1,361

(1)	Of these shares, options to purchase 0.4 million shares were outstanding under the 1999 Plan and options to purchase 0.7 million shares were outstanding under the 2006 Equity Incentive Plan.

On December 31, 2012, the closing price of Mobile Mini’s common stock as reported by The NASDAQ Stock Market was $20.85.

Information Regarding New Plan Benefits

New Plan Benefits Table
Mobile Mini, Inc. 2006 Equity Incentive Plan
Name and Position	Dollar Value ($)
Steven G. Bunger, Former Chairman, Chief Executive Officer, President	0	*
Frederick G. McNamee, III, Interim Co-Chief Executive Officer	0	*
Lawrence Trachtenberg, Interim Co-Chief Executive Officer	0	*
Mark E. Funk, Executive Vice President, Chief Financial Officer	0	*
Deborah K. Keeley, Senior Vice President, Chief Accounting Officer	0	*
Jody E. Miller, Executive Vice President, Chief Operating Officer	0	*
Christopher J. Miner, Senior Vice President, General Counsel	0	*
All Current Executive Officers as a Group	0	*
All Current Directors who are not Executive Officers as a Group	$577,500
All Employees, including current Officers who are not Executive Officers as a Group	0	*

*	Benefits or amounts are subject to discretion and, therefore, not currently determinable.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of the Company’s 2013 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE

Jeffrey S. Goble (Chair)
James J. Martell
Stephen A McConnell
Frederick G. McNamee, III
Sanjay Swani
Michael L. Watts

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis, or “CD&A,” describes Mobile Mini’s executive compensation program for 2012 along with certain elements of the program for 2013. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (referred to as the “Committee” in this “Compensation Discussion and Analysis” section) of the Board made 2012 compensation decisions for our executives, including the following NEOs:

•	Frederick G. McNamee, III, Interim Co-Chief Executive Officer (our interim co-principal executive officer)(1);

•	Lawrence Trachtenberg, Interim Co-Chief Executive Officer (our interim co-principal executive officer)(1);

•	Steven G. Bunger, Former Chief Executive Officer (our former principal executive officer)(2);

•	Mark E. Funk, Executive Vice President and Chief Financial Officer (our principal financial officer);

•	Deborah K. Keeley, Senior Vice President and Chief Accounting Officer;

•	Jody E. Miller, Executive Vice President and Chief Operating Officer (3); and

•	Christopher J. Miner, Senior Vice President and General Counsel.

(1)	Frederick G. McNamee, III and Lawrence Trachtenberg were appointed by the Board as Interim Co-Chief Executive Officers effective December 23, 2012 until March 18, 2013.

(2)	Steven G. Bunger stepped down as a member of the Board and as President and Chief Executive Officer of the Company effective December 23, 2012.

(3)	Jody E. Miller departed the Company effective April 30, 2013.

The Committee has responsibility for establishing, implementing and overseeing the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority, and the Committee holds them accountable for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

This CD&A describes Mobile Mini’s compensation program for executive officers, with a particular emphasis on the compensation program and decisions for 2012. The CD&A discusses our compensation framework in greater detail and summarizes compensation elements utilized and actions taken in 2012.

2012 Leadership Transition

The latter part of 2012 and the beginning of 2013 represented a year of transition in the leadership of the Company, with our former CEO stepping down, the formation of a Search Committee to identify and secure a successor and an Executive Committee to work with the Company’s management team throughout the transition period, and, the appointment of interim co-CEOs to lead the Company along with the other NEOs during the search process, and, ultimately, with the hiring of a new CEO in early 2013.

In addition to its normal duties, the Committee was heavily involved in successfully effecting this leadership transition, including:

•	Crafting the terms of the Separation Agreement with our former CEO to ensure a reasonable outcome and facilitate a smooth transition;

•	Assisting the Search Committee by providing updated market compensation information for the CEO position and participating in meetings and interviews with the candidates;

•	Overseeing the ongoing compensation programs for the other NEOs and employees at large;

•	Reviewing and recommending to the Board the compensation for our Non-executive Chairman of the Board; and

•	Assisting the Search Committee and the Board in developing the employment agreement and compensation arrangements for the new CEO, including his initial equity awards.

Many of these activities were ongoing at year-end 2012, when we have historically made equity grants to the NEOs and senior management team, including performance-based equity awards earned based on subsequent year 2013 performance. Given the transition activities, the Committee determined to postpone these equity grants until after our new CEO was hired. As a result, the 2012 Summary Compensation Table and Grants of Plan Based Awards Table reflect no 2012 equity awards to the NEOs, whose awards were made in 2013.

The Committee took a number of other actions during 2012 to make our executive compensation program more reflective of company performance and more responsive to stockholder interests. These actions included the following:

Action	Rationale
Used performance-based stock options for the CEO and select NEOs	Incorporates a strong performance based element to our equity grants for the executives with an increased emphasis on our long-term financial and stock price performance, and further aligns the interests of executives with the stockholders.
Implemented and received overwhelming support for our an annual “Say-on-Pay” advisory vote on executive compensation	While our stockholders approved a triennial vote at our 2012 Annual Meeting, the Committee subsequently determined that an annual vote is an important means of obtaining feedback from our stockholders about executive compensation and is more consistent with best practices from a governance perspective.

These actions are described in further detail as follows:

•

Performance-Based Stock Options. In 2010, we shifted our equity grant mix to 50% service-vested restricted stock grants and 50% stock options. While stock options by their nature are indirectly performance-based since their value is related to the company’s stock price, for performance year 2012 the Committee determined that the stock option grants to our former CEO and selected NEOs would be subject to additional performance-based vesting. On December 27, 2011, the Committee granted stock options to Messrs. Bunger, Funk and Miller and Ms. Keeley with vesting provisions based on service and our EBITDA performance over years 2012 to 2014.

In addition, to the extent any options do not vest based on performance in a given year, they may vest at a later date based on cumulative performance over the three-year period.

Note that stock options granted to the other NEOs and employees were generally subject to service-based vesting only.

•

Annual Advisory Votes on Executive Compensation – At our 2012 Annual Meeting, we gave our stockholders the opportunity to cast advisory votes on our executive compensation policies and procedures (“Say-on-Pay”). Approximately 90% of the votes cast at that meeting supported our existing policies and procedures and approximately 78% of the votes cast re-approved the performance measures under the Company’s 2006 Equity Incentive Plan (“2006 Equity Incentive Plan”)

As the stockholder advisory vote was held after the Committee and the Board had determined the compensation to be paid to the Company’s NEOs for 2012, the Committee and the Board did not take such results into account in determining executive compensation for 2012. However, in determining and deciding on executive compensation for fiscal year 2013, the Committee took into account the results of the 2012 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in determining the Company’s compensation policies and procedures for 2013.

Our Compensation and Governance Practices

We seek to maintain good governance standards, and continually review and evaluate the effectiveness of our compensation program and practices in this light. These practices include the following:

•	No gross-ups. We do not provide tax “gross-ups” for Change-in-Control payments, perquisites or other forms of compensation provided to our executive officers.

•

Performance-based equity. At least 50% of the equity awards granted to our former CEO and selected NEOs for the 2012 performance year have vesting tied to the achievement of financial performance objectives. Additionally, our annual service-vested restricted stock awards provide for a minimum of four-year vesting, except in limited circumstances involving certain terminations of employment.

•	Hedging prohibition. We prohibit our executives and Directors from hedging, or engaging in any derivatives trading, with respect to our common stock.

•

Risk mitigators. Our executive compensation program includes a number of risk-mitigating controls, including using a mix of performance measures in our incentive plans and granting equity with multi-year service- or performance-based vesting.

•	Stock ownership guidelines. We have stock ownership requirements for our Directors, as discussed elsewhere in this Proxy Statement.

•

Independent advisor. The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria (see “— Our Executive Compensation Framework — Role of Compensation Consultant” and “— Setting Executive Compensation for 2012 and 2013”).

•	Ongoing investor dialogue. We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program.

OUR EXECUTIVE COMPENSATION FRAMEWORK

Compensation Philosophy and Objectives

The Committee believes that Mobile Mini’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding the achievement of performance objectives which exceed established goals that may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s NEOs and other executives that includes both cash and stock-based compensation that rewards performance measured against established goals.

Compensation decision-making in early 2012 reflected continued improvement in the operational environment for the Company. In December 2011, the Committee approved 2012 salary merit increases of up to 3% in the aggregate for employees (including NEOs). In 2010, the Committee elected to shift from its “all or nothing” approach of using restricted stock grants to the use of a 50-50 mix of stock options and restricted stock grants. In 2011, the Committee refined this approach and granted stock options to our former CEO and select NEOs with vesting tied to the achievement of financial performance objectives over the years. As described above, the 2012 equity award grants for the NEOs were postponed due to the CEO leadership transition, and were subsequently made in 2013.

Applying Our Compensation Philosophy, Goals and Principles

We apply our compensation philosophy, goals and principles as follows:

•

Both individual compensation elements and total direct compensation are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and in related industries. We believe the salaries we pay to our executives are conservative relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of PM&P’s 2011 compensation review, which reflected that our base salaries were approximately at the 25th percentile levels in the aggregate relative to our peers.

•

Our non-equity incentive program for our NEOs is based on Mobile Mini’s performance on the following two financial metrics, as adjusted during the year for acquisitions and other events or for certain expenses: earnings per share (“EPS”) and EBITDA. For 2012, potential individual payouts for NEOs ranged from 25% to 200% of targeted non-equity incentive compensation depending on the Company’s realization of pre-determined EPS and EBITDA objectives. If actual EPS and EBITDA performance failed to reach a minimum 80% threshold of the pre-determined objectives, the NEOs non-equity incentive payment would be $0. If actual EPS and EBITDA performance reached a threshold of 80% to 120% of pre-determined objectives, the non-equity payout would be pro-rated between 25% to 200% of targeted incentive compensation, with a maximum payout of 200%.

•

Awards under our equity-based incentive program are aligned with the interests of our stockholders because they deliver value based on relative and absolute stockholder return, encourage stock ownership and promote retention of key talent. The stock option awards granted in 2011 for our former CEO and selected NEOs still have vesting tied to the achievement of financial performance objectives over the next two years ending in 2014. Due to the pendency of our CEO leadership transition process, no equity-based incentive awards were issued to the CEO or other NEOs in 2012, whose awards were made in 2013.

•	Our executive compensation structure is designed to deliver a significant portion of total direct compensation for our NEOs in the form of long-term incentive awards.

Role of Compensation Committee

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that historically the compensation of our former CEO and other NEOs have been heavily weighted towards incentive compensation, with approximately 30% of each officer’s target total compensation based upon base salary and the remainder based upon achievement of goals under the cash bonus plan and restricted stock or option awards, which are valued based on the market price of the Company’s common stock on the date of the award.

Role of the Company’s President and Chief Executive Officer

For 2012, the establishment of performance targets and individual performance objectives for the Company’s senior management, including the Company’s NEOs, were recommended by Mr. Bunger and reviewed by the Committee. These individual objectives were those that Mr. Bunger and the Committee believed should be focused on during the year. Progress against these objectives was monitored by Mr. Bunger prior to his departure and reviewed with the Committee during the year. Mr. Bunger also made recommendations to the Committee regarding the performance targets and objectives that affect his own compensation.

Our CEO typically reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of his or her performance to the Committee. However, recommendations about individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Committee makes recommendations regarding each NEO’s compensation based on multiple factors, including the competitive market and company and individual performance. As required by the Committee’s Charter, these recommendations are made to the full Board of the Company, which approves all compensation plans for senior management.

Role of Compensation Consultant

Pursuant to its Charter, the Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged PM&P from time to time to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s executive and non-employee director compensation plans, which were concluded in December 2011 and January 2012, respectively.

Evaluation of CEO Performance

As noted above, the Committee makes recommendations to the full Board regarding the performance targets and individual performance objectives for the Company’s senior management, including the Company’s CEO. Recommendations about the CEO’s compensation elements and total compensation are made by the Committee, using its judgment, focusing primarily on the CEO’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance and the qualitative factors discussed below.

CEO’s Ability to Call Annual Meetings of the Compensation Committee or Meet with Consultants

In accordance with the Committee’s Charter, the Committee meets as often as it determines is appropriate to carry out its responsibilities under the Charter. Annual Meetings of the Committee may be called by any member of the Committee. The Chairman of the Committee (Mr. Jeffrey S. Goble), in consultation with the other Committee members, determines the frequency and length of the Committee meetings and sets meeting agendas consistent with the Committee’s Charter. Mr. Goble coordinates the scheduling of Committee meetings with the CEO or other senior management, as appropriate however, so as not to conflict with other Board meetings. Under the terms of the Committee’s Charter, the Committee may invite to its meetings any Director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities.

Because the Company had not engaged a compensation consultant since 2007 for the purposes of evaluating salaries, Mr. Bunger was afforded the ability to provide data and input to PM&P during its 2011 review of the Company’s compensation program, and to review and discuss the consultant’s findings and suggestions. We expect that our CEO will be provided similar opportunities to provide data and input to any compensation consultants retained by the Committee in the future.

SETTING EXECUTIVE COMPENSATION FOR 2012 AND 2013

2012 Compensation

As part of the Board of Director’s yearly budgeting and goal setting process, in December 2011, the Committee reviewed the base salaries of the Company’s executive officers to ensure they fairly and competitively compensated these individuals for the jobs they perform. In determining compensation for 2012, the Committee considered the Company’s performance in fiscal 2011, the current economic outlook, the Company’s prospects for 2012 and the Company’s efforts to cut or control costs. The Committee also considered the salary recommendations of Mr. Bunger for each of the other NEOs. PM&P reviewed the proposed 2012 compensation levels and recommendations for the CEO and other NEOs, and attended the December 2011 Committee meeting where these matters were discussed, and provided its input regarding same. Based on all of the foregoing factors, the Committee recommended to the full Board, and the full Board concurred, that the Company approve the merit increases and equity incentive compensation described in detail under “2012 Executive Compensation Key Components” in this Proxy Statement.

CEO Compensation

Prior to his departure in December 2012, Mr. Bunger’s compensation plan consisted of:

•	Base salary of $573,682;

•	Targeted annual short-term incentive cash target bonus of $573,682; and

•	Targeted annual long-term incentive awards were not granted in 2012.

These amounts were reviewed in detail by the Committee and its independent consultant. A significant portion of Mr. Bunger’s compensation opportunity was tied to Company performance and our stock price, based upon combined targeted annual- and long-term incentive award values. The factors considered by the Committee in determining Mr. Bunger’s compensation are discussed under “–2012 Executive Compensation Key Components”.

Other NEO Compensation

The Committee also made compensation adjustments for each of the other NEOs in January 2012. These adjustments were based upon the recommendations of our former CEO, evaluations by the Committee and the other independent members of the Board of each individual’s performance, salary data from peer and comparator groups, internal pay relationships based on relative duties and responsibilities, the NEO’s impact on the Company’s results, the NEO’s future advancement potential, and the need to retain the NEO. Based upon these considerations, the Committee adjusted the base salaries and made a number of adjustments to the target compensation of our other NEOs, in all cases reflecting the NEO’s responsibilities and the factors listed above.

In 2011, to facilitate its review and determination of executive compensation for 2012, the Committee engaged compensation consulting firm PM&P to conduct a competitive review of our executive compensation program. PM&P was similarly engaged in the latter part of 2012 to assist the Committee and the Search Committee with the search for a new CEO. In connection with the 2011 review and in consultation with PM&P and senior management of the Company, the Committee identified a peer group composed of industry peers, related industry companies and selected companies with EBITDA growth and margin levels ranging from 80% to 300% of those of the Company. The peer group consists of the following companies:

Peer Companies
Aircastle Ltd	Gulfmark Offshore, Inc.	RSC Holdings Inc.
American Reprographics Co.	H&E Equipment Services, Inc.	Speedy Hire Plc
Ashtead Group Plc	Hornbeck Offshore Services, Inc.	TAL International Group Inc.
Bill Barrett Corp.	McGrath Rentcorp	Team, Inc.
Casella Waste Systems, Inc.	Multi-Color Corp.	United Rentals Inc.
Cintas Corporation	Public Storage	WCA Waste Corp.
G&K Services, Inc.	Ritchie Bros Auctioneers Inc.	Wright Express Corp.

In addition to peer group data, four domestic published or private compensation surveys were also utilized in PM&P’s 2011 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. PM&P completed its review in December 2011 and presented its analysis of our executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s total direct compensation (base salary, annual bonus and long-term incentive values) was between the 25th and 50th percentile market levels. In addition, the study results indicated that Mobile Mini’s base salaries were approximately at the 25th percentile levels in the aggregate, and the threshold performance level required to begin earning a bonus under Mobile Mini’s bonus plan was higher than the peer group companies. Based on the results of the PM&P study, the Company’s performance in fiscal 2011, the current economic outlook, and the Company’s prospects for 2012, among other factors, the Committee set 2012 executive compensation targets, levels and practices to be more in line with the norms of the peer group.

2012 EXECUTIVE COMPENSATION KEY COMPONENTS

Summary of Key Compensation Elements

The table below summarizes the main elements of NEO compensation for the fiscal year ended December 31, 2012:

Element	Type	Description And Terms
Base Salary	Cash	• The fixed amount of compensation for performing day-to-day responsibilities • Generally eligible for increase annually, depending on company and individual performance
Cash-Based Incentive Compensation	Cash

• Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals and other strategic objectives measured over the current year

• Targeted compensation is based primarily on the realization of specific EPS and EBITDA objectives

Equity-Based Long-Term Incentive Compensation	Stock Options (representing 50% of total annual grant value)

• For the CEO and selected NEOs, the December 2011 stock option grants vest over three years, subject to achievement of specific performance-based objectives for 2012 to 2014 set at the time of grant

• Options only have value to the extent our stock trades above the stock price on the grant date

	Restricted Stock Awards (representing 50% of total annual grant value)	• The December 2011 restricted stock awards vest ratably over four years
Retirement	401(k) Savings Plan	A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and may receive a company matching contribution
Other	Perquisites	Modest ancillary benefits provided to executives by the Company

Each of these elements of executive compensation for 2012 is explained in further detail below:

Base Salary

Mobile Mini provides NEOs and other employees a base salary to compensate them for services rendered during the fiscal year.

Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November or December of each year.

Given the uncertainty brought about by the economic recession, in 2009 merit-based salary increases were held to a modest 3% in the aggregate and in 2010 no merit-based salary increases were granted to executives or employees making over $40,000. In 2011 and 2012, merit-based salary increases were approved of up to 3% in the aggregate for all employees (including NEOs).

Non-Equity Incentive Plan and Bonuses

Under the Company’s Non-Equity Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers and certain employees (including the other NEOs) are eligible for a cash bonus if the Company achieves identified performance objectives. For 2012, the performance objectives are based primarily on EPS and EBITDA and/or components thereof. Branch and regional managers, sales managers and division Senior Vice Presidents also have a component of revenue in their performance goals (each, a “Performance Category”). Revenue, EBITDA and EPS performance objectives are established by the Committee and the Board during the Company’s budgeting process, and those amounts are discussed by management with the Committee and then linked to “target” and “maximum” potential bonus payments. We believe that linking these Performance Category objectives to specific potential bonus payments aligns the interests of the executive officers to the long-term interests of our stockholders.

The budgeting process and the related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which the Chief Executive Officer, the other NEOs and each other executive officer could earn bonuses. Targeted bonus amounts historically have been equal to a percentage of the executive’s base salary, with the percentage ranging from 25% up to a maximum of 200% of base salary if the maximum performance objective was achieved in each Performance Category.

For 2012, the Committee designated the annual Performance Categories as adjusted EBITDA and adjusted diluted EPS. These measures applied to all NEOs. Under the 2012 incentive bonus plan, if achieved Company performance had been equal to 80% but less than 100% of the target goals for EBITDA and EPS, the employee would be eligible for a pro-rated bonus ranging from 25% to 99% of his or her target bonus amount associated with those Performance Categories. If achieved performance were equal to 100% but less than 110% of target goals for EBITDA and EPS, the employee would be eligible for 100% to 149% of his or her targeted bonus amount. If achieved performance were 10% but less than 20% above the target goal for EBITDA and EPS, the employee would be eligible for 150% to 199% of his or her target bonus amount associated with that Performance Category. If achieved performance were 20% or more above target goals for EBITDA and EPS, the employee would have been eligible for 200% of his or her target bonus amount associated with those Performance Categories. For achieved performance above or below the target goals, bonuses would be pro-rated within those category ranges. As in prior years, the budgeted performance goals are adjusted during the year to account for acquisitions or other events.

The following chart illustrates, for the NEOs, the Performance Category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2012 measurement period:

Measure	Weight	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)	% of Target Achieved	% of Target Bonus Earned
Adjusted EBITDA*	60%	114,836,678	143,545,847	172,255,016	139,556,594	97.2%	89.6%
Adjusted Diluted EPS*	40%	0.73	0.91	1.09	0.92	101.4%	107.1%

*	Includes stock-based compensation expenses but gives effect to certain other adjustments arising as a result of transactions occurring during such fiscal year.

In 2012, with an improved economy, after the lingering effects of the recent recession the Company continued to cut costs to manage profitability, generate positive cash flow and pay down debt. As a result of these efficiencies and improvements, the cash bonus awards under which NEOs qualified for automatic cash payments under the Company’s Non-Equity Incentive Plan were achieved for EBITDA between “threshold” and “target” and for EPS were achieved between “target” and “maximum” for the objectives set in 2012.

During the past five years including 2012, the Company’s Chief Executive Officer and Chief Financial Officer received incentive bonuses between the threshold and target levels two times and no incentive bonus three times. The Non-Equity Incentive Plan payout percentage, excluding discretionary bonuses, over the past five years, including 2012, has been between 0% and 97% of the CEO’s and other NEOs’ target awards, with an average payment of approximately 34%. Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the Non-Equity Incentive Plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

Equity-Based Incentives

The Committee may grant stock options, make awards of restricted stock and make other equity-based awards to executives and other employees under our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was adopted by the Board in February 2006 and approved by the Company’s stockholders in June 2006 at the Annual Meeting. The 2006 Equity Incentive Plan was amended in 2009, which amendment was approved by our stockholders at our 2009 Annual Meeting. In granting awards under this plan, the Committee may establish any conditions or restrictions it deems appropriate. The Company’s CEO traditionally has recommended to the Committee the size of stock-based awards for all officers and other employees as part of the Company’s annual budget process. Grants of equity-based awards to officers and other employees of the Company are made by the Committee in each instance.

The Company historically has used multiple forms of equity-based incentives to align employee performance with shareholder value. These include shares of restricted stock that vest over time (typically four years for NEOs), shares of restricted stock that vest over time and upon the achievement of yearly EBITDA targets (typically over four years), stock options that vest over time (typically four years for NEOs), and stock options that vest over time and upon the achievement of yearly EBITDA targets (typically over three years).

Below is a summary of the types of equity-based incentive grants made for each of the identified performance years and the associated vesting method.

2010	2011	2012
50% time based restricted stock (vests over 4 years)	50% time based restricted stock (vests over 4 years)	50% time based restricted stock (vests over 4 years)

50% performance based restricted stock (vests over 4 years)	50% time based stock options (vests over 4 years)	50% performance based stock options* (vests over 3 years)

(Granted 2009 and 2010)	(Granted 2010)	(Granted 2011)

*	For all NEOs other than Mr. Miner, whose 2012 stock options were only time based and vest over four years.

The Committee has concluded that the above-referenced equity incentives and compensation structure do not encourage unnecessary or excessive risk taking because our compensation program by design does not incentivize excessive risk taking. Our base salary component of compensation does not encourage risk taking because it is a fixed amount. The current equity-based incentives have the following risk-limiting characteristics:

•

All of the equity stock awards include a time-vesting component over multiple years, which align the interests of executive officers to long-term stockholder interests and does not reward gains based on short-term performance;

•	The time based restricted stock awards and stock option awards vest solely based on time in equal installments over multiple years if the recipient remains employed throughout the vesting period;

•

Performance-based restricted stock awards and stock option awards require the achievement of performance targets over multiple years and the cumulative performance feature mitigates against executives focusing on specific short-term outcomes;

•

Awards based on the achievement of performance targets are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Members of the Committee approve the final equity incentive awards in their discretion, after the review of executive and corporate performance; and

•	All of the members of the Committee are independent directors.

Annual grants of equity-based awards, including awards of shares of restricted stock, to executive officers are made typically in late December. In some instances, the Committee may delay the making of some awards until the first quarter of the following year, as was the case in 2009 in respect of the performance-vesting portion of restricted stock awards and was the case in respect of awards granted to certain executive officers in 2013. Such delays generally would be related to the completion of other Committee or Company actions, such as completion of annual budgeting or completion of compensation or other governance studies or reports or, in the case of 2013, completion of the Company’s search for a new CEO. The delays are not related to closing of a financial reporting period or to time awards to announcements of Company information. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

Historically in late fall, the Board approves a budget for the next operating year. As part of that budget-setting process and performance review of each executive officer, the CEO proposes compensation amounts for each executive officer made up of base salary, target bonus amounts and target dollar amount of equity awards. The Committee and the Board review the recommendations of the CEO and the performance of each of the executive officers and approve base salary, target bonus amounts and target dollar amount of equity awards for each executive office.

For the 2012 compensation year, granted in 2011, the approved dollar amount for equity awards was divided into grants of 50% of the approved equity amount in the form of restricted stock with time-based vesting and 50% of the approved amount for the CEO and selected NEOs in the form of stock options subject to time and performance-based vesting.

In December 2011, the Committee approved grants of time-vested restricted stock and performance-based stock options for 2012 compensation purposes. In previous years, the Committee approved grants of both time-vested and performance-based restricted stock.

If any year’s grants include equity with performance-based targets, once the budgeting process is completed and approved by the Board, the Committee sets performance measures for that fiscal year that must be met in order for the executive officer to vest in their awards. Because the vesting of performance-based awards requires the achievement of yearly EBITDA objectives over a period of years, at the time of grant, the Committee also establishes individual future year EBITDA objectives for the covered by the award.

Because the budgeting process for fiscal 2010 was not finalized by the end of 2009, the Committee approved the grant of equity awards that were solely time-based vesting (i.e., 50% of each executive officer’s target equity grant amount) in December of 2009. The performance-based shares (i.e., the other 50% of each executive officer’s target equity grant amount) were not granted until February 2010 following completion of the budgeting process and when the Committee had sufficient information to set the performance goals for that year.

For example, once the Board had approved the budget for 2010, the Committee granted performance-based shares that vest over four years and require the achievement of certain EBITDA goals each year, beginning in 2010.

As disclosed in this Proxy Statement, in addition to the annual EBITDA objectives established for each year, there is a cumulative performance objective that applies to all shares that did not vest due to the failure to achieve earlier yearly targets. Typically, this “cumulative year period” is four years for performance-based restricted stock and three years for performance-based stock options. If the sum of the cumulative EBITDA actually achieved over the cumulative year period is greater than 90% of the sum of the EBITDA objectives for the same cumulative year period on a grant-by-grant basis, then shares will vest in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve an EBITDA objective in any given year may nevertheless vest at the end of the cumulative year grant period if the cumulative EBITDA achieved is 90% or more of the original cumulative year goal period.

The Company re-evaluates the probable outcome of the performance measures (i.e., likelihood of achieving the previously-set EBITDA targets) at least annually for all prior grants and reflects this likelihood and the value of the associated shares in column (e) of the 2012 Summary Compensation Table in this Proxy Statement.

Set forth below is a table that summarizes the vesting history of the Company’s performance-based equity grants for the periods indicated, including the percent of the goal achieved and the corresponding outcome.

Vesting History of Grants	Target Amount $	% of Target Achieved	Outcome
2009 Initial Performance Year (1)
2009 EBITDA	(3)	96%	Did not vest
2010 EBITDA	(3)	77%	Did not vest
2011 EBITDA	(3)	74%	Did not vest
2012 EBITDA	(3)	66%	Did not vest
2010 Initial Performance Year (1)
2010 EBITDA	131,417,895	103%	Vested
2011 EBITDA	137,988,790	104%	Vested
2012 EBITDA	(3)	97%	Did not vest
2011 Initial Performance Year (2)	n/a	n/a	n/a
2012 Initial Performance Year (1)
2012 EBITDA	124,235,660	118%	Vested

(1)	Goal is set as a percentage of adjusted EBITDA and excludes stock-based compensation expense.

(2)	The Company did not award performance-based equity grants for the 2011 compensation year.

(3)	The performance-based equity grants did not meet the applicable EBITDA targets.

On December 18, 2012, the Committee made awards of restricted stock under the 2006 Equity Incentive Plan to certain of our employees, excluding the NEOs, whose awards were made in 2013.

401(k) Savings Plan and Other Retirement Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least 30 days of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. In 2012, the Company made a contribution, to employees with at least one year of service, equal to 25% of each participating employee’s contribution, up to an annual maximum of $1,000 per employee. This “matching” program was suspended for 2010 and 2011. The amount the Company contributed to each NEO in 2012 is reflected in column (i) of the 2012 Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees up to an annual maximum of $500 per employee.

In the U.K., the Company’s employees are covered by one of two separate defined contribution programs. The employees become eligible to participate in the programs once any initial employment probationary period is completed. The plans are designed as retirement benefit programs into which the Company contributes an amount equal to 5% or 7% of the employees’ annual salary into the plan. Depending on the plan, employees contribute either 0% or 2.5% of their annual salary into the plan and have the right to make further contributions if they so elect. The participants have the right to direct the investment of their funds among certain named plans. Annual charges are deducted from each employee’s fund to cover the administrative costs of these programs.

In The Netherlands, the Company’s employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are between 3.0% and 28.1% of the employee’s pensionable salary, depending on the employee’s age, and employees contribute 3.0% of their pensionable salary. The administrative costs for this plan are deducted by the administrative agent from the contributions and the investment earnings.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2012 are included in column (i) of the 2012 Summary Compensation Table in this Proxy Statement.

2013 COMMITTEE ACTIONS

New CEO Compensation

Following a national search by our Search Committee and significant additional efforts of our Committee and the full Board, on March 18, 2013 the Board appointed Mr. Erik Olsson to our Board and to be our President and Chief Executive Officer. In connection with this appointment, Mr. Olsson entered into an employment agreement with the Company. The terms of this agreement are summarized in the Company’s Form 8-K filing dated March 20, 2013.

In developing the compensation arrangements for Mr. Olsson, the Board placed significant emphasis on aligning Mr. Olsson’s compensation with shareholder value creation. Particular emphasis was placed on stock-based compensation which has significant performance criteria included. The compensation arrangements have the following components:

•

An upfront (hire-on) grant of stock options, half of which have vesting subject to the achievement of certain EBITDA and net debt targets in 2013, 2014 and 2015. The remainder of these options have premium exercise prices, i.e. 50% of the options have a 15% premium and 50% have a 30% premium above the closing market price of our stock on March 18, 2013. As a result, this entire upfront grant is subject to either future Company or stock price performance;

•

Annual cash compensation including a base salary of $1 million and a target bonus opportunity of 100% of base salary (with a maximum of 200%), subject to achievement of certain performance objectives that are set by the Board annually; and

•

Inclusion in the Company’s annual long-term incentive program. As part of this program, Mr. Olsson will be granted restricted stock each year vesting equally over four years, with 50% of the award tied to the achievement of future performance objectives established by the Board at the time of grant.

The substantial majority of Mr. Olsson’s equity awards and his overall compensation package are heavily performance-based, and thus well-aligned with the shareholders of the Company.

Equity Grants for the other NEOs

As described above in “2012 Leadership Transition,” the Committee postponed 2012 equity awards for the NEOs and senior executives until the CEO search was completed in March 2013. Equity awards to the NEOs were made on March 15, 2013, and consisted of a combination of stock options with performance-based vesting, and stock options and restricted stock with time-based vesting in the following amounts:

	Stock Options		Restricted Stock (# of shares)
	Number	Exercise Price	Number
Mark E. Funk	83,044	$28.83	19,914
Deborah K. Keeley	33,689	$28.83	8,079
Christopher J. Miner	22,202	$28.83	5,324

Employment Agreements

Mark Funk — On October 15, 2008, the Company entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Funk gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the Internal Revenue Code. In December 2012, the Company entered into a further amendment with Mr. Funk relating to the compensation payable to Mr. Funk upon termination of his employment without Cause or for Good Reason and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Funk’s 2012 base salary was $372,893. The base salary is reviewed annually. Mr. Funk is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Committee may determine. Mr. Funk is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assigned an agreement to assume and perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change of Control (as defined in the employment agreement), of the Company including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Funk is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. In addition to the employment agreement, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its Directors and officers.

Deborah Keeley — On July 5, 2011, the Company entered into an employment agreement with Ms. Keeley, its Senior Vice President and Chief Accounting Officer. The employment agreement provides for Ms. Keeley’s continuous employment for a term commencing on July 5, 2011 and expiring on December 31, 2012, with automatic renewal for successive one-year periods unless the Company or Ms. Keeley gives written notice within the 90-day period prior to December 31, 2011 (or the relevant December 31st thereafter) of an intention to terminate employment on the last day of the then-current employment period.

Ms. Keeley’s 2012 base salary was $216,305. The base salary is reviewed annually. Ms. Keeley is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Committee may determine. She is eligible to participate in equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. She also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement) including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Ms. Keeley’s disability or by written notice.

Ms. Keeley may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Ms. Keeley of material duties that are materially inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives on a substantially similar basis), (iii) a material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the employment agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign or successor an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Ms. Keeley to an office outside the Phoenix metropolitan area. Ms. Keeley also may terminate the employment agreement voluntarily by 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Company’s Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Ms. Keeley other than for Good Reason, Ms. Keeley or her estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of her cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Ms. Keeley for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Ms. Keeley is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of her then-current annual base salary and the Payment Amount (defined in the employment agreement as 45% of her annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of her then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Ms. Keeley and her dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Ms. Keeley for other than Good Reason), her equity-based compensation awards shall vest in certain circumstances.

The employment agreement also provides that Ms. Keeley will not solicit employees or customers of the Company during her employment or within two years of the termination of her employment.

Christopher J. Miner — On December 22, 2009, the Company entered into an employment agreement with Mr. Miner. The employment agreement provides for Mr. Miner’s continued employment as Senior Vice President and General Counsel of the Company for a term expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Mr. Miner gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period. In December 2012, the Company entered into an amendment with Mr. Miner relating to the compensation payable to Mr. Miner upon termination of his employment without Cause or for Good Reason and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Miner’s 2012 base annual salary was $278,486. His base salary is reviewed annually. Mr. Miner is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and reimbursement of his state bar and continuing legal education expenses.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Miner’s disability or by written notice.

Mr. Miner may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Mr. Miner of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Miner to an office outside the Phoenix metropolitan area. Mr. Miner may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miner other than for Good Reason, Mr. Miner or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miner for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Miner is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as 60% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miner and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miner for other than Good Reason), his equity-based compensation awards shall vest in most circumstances.

The agreement also provides that Mr. Miner will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Jody E. Miller — Former Chief Operating Officer

Mr. Miller departed the Company on April 30, 2013. The following description of his employment agreement is included in compliance with SEC rules and regulations. On December 18, 2008, the Company entered into an employment agreement with Mr. Miller. Mr. Miller became the Company’s Executive Vice

President with the initial title of Chief Operating Officer — North America for a term commencing on January 5, 2009 and expiring on December 31, 2009. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Miller gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period.

Mr. Miller’s 2012 base salary was $325,000. Mr. Miller is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Committee may determine. Mr. Miller is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses and either the payment of his automobile lease or an automobile allowance of $650 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, (iii) willful violation of any law, rule or regulation in connection with the performance of duties, or (iv) material breach of the employment agreement by Mr. Miller. The Company may also terminate the employment agreement upon Mr. Miller’s disability or by written notice.

Mr. Miller may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Miller of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) the Company requiring Mr. Miller to travel away from the Kansas City area contrary to the terms of the employment agreement. Mr. Miller also may terminate the employment agreement voluntarily by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miller other than for Good Reason, Mr. Miller or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miller for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Miller is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 70% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miller and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miller for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Miller will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Steven Bunger — Former Chief Executive Officer

Separation Agreement and General Release of all Claims. On October 2, 2012, in connection with Mr. Bunger’s departure as CEO and President, the Company entered into a Separation Agreement and General Release of All Claims, dated October 2, 2012 (the “Separation Agreement”). Pursuant to the terms of Mr. Bunger’s Terminated Employment Agreement (discussed below) and the Separation Agreement, the parties agreed that Mr. Bunger will receive the following benefits:

•	a lump sum cash payment of approximately $2.3 million, payable six months after his separation of service;

•	the accelerated vesting of his 2009 performance-based restricted stock grant;

•	the accelerated vesting of all of his time-based restricted stock grants;

•

the accelerated vesting of all of his time-based and performance-based stock options, with the right to exercise certain options for a period of 18 months following the effective date of his departure;

•	a consulting fee of $100,000 for certain consulting services post-separation, payable six (6) months following his departure; and

•	certain other benefits as set forth in the Separation Agreement.

Terminated Employment Agreement. Pursuant to Mr. Bunger’s terminated Amended and Restated Employment Agreement with the Company dated May 28, 2008, as amended in December 2009, Mr. Bunger’s 2012 base annual salary was $573,682. The base salary was reviewed annually by the Company’s Board or the Committee. Mr. Bunger was eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Committee may determine. He was eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also received certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

Pursuant to the terms of the terminated employment agreement, upon Mr. Bunger’s termination by the Company without Cause, Mr. Bunger was entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to in the case of Good Reason or without Cause, two times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as his annual base salary in effect in the year in which termination occurs). In addition, the Company would continue to pay certain health insurance amounts for Mr. Bunger and his dependents for a period of up to 36 months. Upon Mr. Bunger’s termination of employment, his equity-based compensation awards would vest in full in most circumstances.

The employment agreement also provided that Mr. Bunger would not solicit employees or customers of the Company within two years of the termination of his employment.

None of the above-described Employment Agreements with our NEOs include gross-ups for excise or income taxes for payments received in the event of a Change in Control of the Company.

We have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not (i) compete with the Company for a period, ranging from six months to two years, after termination of employment, or (ii) disclose confidential information of a proprietary nature to third parties. We have also entered into employment agreements with several of our key officers who were hired as a result of the MSG acquisition or since that time.

Potential Payments upon Termination or Change in Control

Each of Messrs. Funk, Miller and Miner and Ms. Keeley is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. Cause, Good Reason and

Change in Control are defined in each respective employment agreement as described in this Proxy Statement under the caption “Compensation Discussion and Analysis—Employment Agreements.”

Under the terms of each of the employment agreements, assuming the employment of each of Messrs. Funk, Miller and Miner and Ms. Keeley was to be terminated as of December 31, 2012, such officers would be entitled to the following payments and benefits:

•	accrued Compensation (as defined in each employment agreement);

•

in the event of termination without Cause or for Good Reason: for Mr. Funk, a lump sum payment equal to the sum of his then-current base salary plus his base salary in the year of termination; for Mr. Miller, a lump sum payment equal to the sum of his then-current base salary plus 70% of his base salary in the year of termination; for Mr. Miner, a lump sum payment equal to the sum of his then-current base salary plus 60% of his base salary in the year of termination; for Ms. Keeley, a lump sum payment equal to the sum of her then-current base salary plus 45% of her base salary in the year of termination; in each case, to be paid by the Company within 28 days of the date of termination;

•

in the event of termination within one year of a Change in Control: for Mr. Funk, a lump sum payment equal to two times the sum of his then-current base salary plus his base salary in the year of termination; for Mr. Miller, a lump sum payment equal to two times the sum of his then-current base salary plus 70% of his base salary in the year of termination; for Mr. Miner, a lump sum payment equal to two times the sum of his then-current base salary plus 60% of his base salary in the year of termination; for Ms. Keeley, a lump sum payment equal to two times the sum of her then-current base salary plus 45% of her base salary in the year of termination; in each case, to be paid by the Company within 28 days of the date of termination;

•

in the event of termination without Cause or for Good Reason: continued payment by the Company, for a period of 12 months, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•

in the event of termination within one year of a Change in Control: continued payment by the Company, for a period of 24 months, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•	unvested time-based restricted stock awards accelerate and vest in full, in most circumstances; and

•	unvested time-based stock options (in the cases of Messrs. Funk and Miner including performance-based stock options) become fully vested and immediately exercisable.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following individuals, including Mr. Bunger, under these termination scenarios as of December 31, 2012:

Termination Without Cause or for Good Reason	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2) (4)	Equity Value of Accelerated Stock Option Awards ($) (3) (4)	Total ($)
Steven G. Bunger(5)	554,125	2,294,728	24,211	1,702,799	416,756	4,992,619
Mark E. Funk	360,181	745,786	6,489	671,724	208,907	1,993,087
Deborah K. Keeley	142,049	313,642	5,320	272,489	12,811	746,311
Jody E. Miller	219,745	552,500	12,883	291,024	13,684	1,089,836
Christopher J. Miner	134,496	445,578	12,585	152,455	37,353	782,467

Termination Within One Year of Change of Control	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2) (4)	Equity Value of Accelerated Stock Option Awards ($) (3) (4)	Total ($)
Steven G. Bunger	554,125	3,442,092	36,317	1,702,799	416,756	6,152,089
Mark E. Funk	360,181	1,491,572	12,978	671,724	208,907	2,745,362
Deborah K. Keeley	142,049	627,285	10,641	272,489	12,811	1,065,275
Jody E. Miller	219,745	1,105,000	25,765	291,024	13,684	1,655,218
Christopher J. Miner	134,496	891,155	25,170	152,455	37,353	1,240.629

(1)	This amount includes the non-equity incentive earned for the fiscal year 2012, but unpaid at December 31, 2012, and is included in the 2012 Summary Compensation Table under column (g) plus earned but unused vacation allotment. At any given time this will be an amount, if any, that has been earned but unpaid at the time of the event.

(2)	This calculation is based on the closing price of our common stock of $20.85 on December 31, 2012.

(3)	This calculation is based on the closing price of our common stock of $20.85 on December 31, 2012 and calculated using the positive spread between the option grant price and the closing price of our common stock multiplied by the number of shares underlying the applicable stock option awards.

(4)	These amounts do not reflect the equity grants made in 2013.

(5)	In connection with Mr. Bunger’s departure as Chief Executive Officer and President of the Company, effective as of December 23, 2012, these amounts represent the benefits he received under the Separation Agreement and includes 81,669 restricted stock awards and 178,771 stock option awards that accelerated and vested at December 31, 2012. In addition, Mr. Bunger received reimbursement of legal fees up to $40,000 with respect to the Separation Agreement and may earn up to $100,000 in consulting fees, which amounts are not included in these figures.

OTHER COMPENSATION POLICIES

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the NEOs is fully deductible (except for certain subjective bonus amounts paid in years prior to 2007, which may not be deductible under certain circumstances), because the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including awards under its 1999 Plan and its 2006 Equity Incentive Plan in accordance with the requirements of ASC Topic 718. No grants or awards were made to executive officers in 2009 or 2008 under the 1999 Plan, which terminated by its terms during 2009.

DERIVATIVES TRADING

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

COMPENSATION TABLES

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our Chief Executive Officer during 2012, our Chief Financial Officer during 2012, and each of the other three most highly compensated executive officers of Mobile Mini who were executive officers as of the end of fiscal 2012.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (2) (3) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($) (5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(12) (h)	All Other Compensation ($) (i)		Total ($) (j)
Steven G. Bunger(6) Former Chairman, Chief Executive Officer, President	2012	573,682	—	—	—	554,125	—	4,493,373	(6)	5,621,180
	2011	556,973	—	542,411	953,942	261,113	—	11,307	(6)	2,325,746
	2010	540,750	135,188	1,008,584	645,251	—	—	10,150	(6)	2,339,923
Frederick G. McNamee, III Interim Co-Chief Executive Officer	2012	—	—	82,496	—	—	—	64,450		146,946	(7)
Lawrence Trachtenberg Interim Co-Chief Executive Officer	2012	—	—	82,496	—	—	—	53,950		136,446	(8)
Mark E. Funk Executive Vice President, Chief Financial Officer	2012	372,893	—	—	—	360,181	—	7,200	(9)	740,274
	2011	362,032	—	400,758	452,285	169,723	—	7,200	(9)	1,391,998
	2010	351,488	87,872	745,153	476,728	—	—	7,200	(9)	1,668,441
Deborah K. Keeley Senior Vice President, Chief Accounting Officer	2012	216,305	—	—	—	125,359	—	2,200	(10)	343,864
	2011	210,005	—	162,567	183,478	59,071	—	3,655	(10)	618,776
	2010	198,889	31,000	302,300	193,394	—	—	5,763	(10)	731,346
Jody E. Miller Executive Vice President, Chief Operating Officer	2012	325,000	—	—	—	219,745	—	41,116	(11)	585,861
	2011	272,538	—	173,651	195,974	89,438	—	46,655	(11)	778,256
	2010	264,600	56,305	322,871	206,566	—	—	45,661	(11)	896,003
Christopher J. Miner Senior Vice President, General Counsel	2012	278,486	—	—	—	134,496	—	—		412,982
	2011	270,375	—	90,959	102,656	38,026	—	—		502,016

(1)	Performance based bonuses are paid under our Non-Equity Incentive Plan and reported as Non-Equity Incentive Plan Compensation. Unless otherwise noted, amounts reported as Bonus represents discretionary bonuses awarded to the NEOs and were paid in the following year.

(2)	In 2012, our Committee awarded equity grants to certain of our employees, under our 2006 Equity Incentive Plan, excluding NEOs, whose equity grants were made in 2013. The Committee approved grants of long-term equity incentive compensation for performance year 2010 in February of 2010, for performance year 2011 in December 2010, and for performance year 2012 in December 2011. Thus, pursuant to SEC rules, stock award amounts for both 2010 and 2011 include stock awards granted in each of those years for performance in the next fiscal year, respectively.

(3)

Amounts reflect the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718. The value of stock awards included in this column represent the aggregate fair market value of the grants calculated by the number of shares granted times the market value of our common stock on the date of the award or in the case of performance-based stock awards the date the award was approved by the Committee. Performance-based shares awarded are evaluated based upon the probable outcome of the performance conditions being achieved and valued accordingly. If estimates of the probable outcome of the performance conditions change, up to the full aggregate fair values could vest. The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The 2012 grant date fair value granted to Messrs. McNamee and Trachtenberg, as Director compensation, was $13.83 per share. The 2011 grant date fair value granted to the NEOs was $18.17 per share for non-performance-based stock awards. The 2010 grant date fair value granted to the NEOs was $15.21 per share for performance-based stock awards and $19.76 per share for non-performance-based stock awards.

(4)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 and are not necessarily an indication of targeted compensation value of each grant on the date of such grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option valuation model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2013.

(5)	Non-Equity Incentive Plan Compensation includes performance awards earned under our annual incentive bonus plan and were paid in the following year for the performance earned in the year shown.

(6)	Mr. Bunger stepped down as President and CEO of the Company effective December 23, 2012. Mr. Bunger’s perquisites and other personal benefits include networking membership organization fees and other personal costs due to Company responsibilities. 2012 includes amounts under his Separation Agreement, consisting of termination payments of $2,294,728, life and health benefits of $24,211, legal fees of $38,289 and accelerated equity grants of $2,119,555. 2012 also includes auto allowance of $7,200, matching contributions under the 401(k) Plan of $1,000 and membership organization fees of $8,390. 2011 includes auto allowance of $7,200, membership organization fees of $2,880 and miscellaneous expenses of $1,227. 2010 includes auto allowance of $7,200 and membership organization fees of $2,950.

(7)	2012 includes compensation of $58,200 for fees earned and $82,496 in stock awards as a Director, and $6,250 compensation as Interim Co-Chief Executive Officer.

(8)	2012 includes compensation of $45,700 for fees earned and $82,496 in stock awards a Director, $6,250 compensation as Interim Co-Chief Executive Officer and $2,000 as a non-officer employee.

(9)	2012, 2011 and 2010 include auto allowances of $7,200.

(10)	2012 includes matching contributions under the 401(k) Plan of $1,000 and miscellaneous expenses of $1,200. 2011 includes payment under a non-compete agreement of $2,500 and miscellaneous expenses of $1,155. 2010 includes payment under a non-compete agreement of $5,000 and miscellaneous expenses of $763.

(11)	2012 includes auto allowance of $7,800, matching contributions under the 401(k) Plan of $1,000 and travel and related expenses of $32,316. 2011 includes leased auto and related expenses of $14,532. 2010 includes leased auto and related expenses of $14,832 and miscellaneous expenses of $522.

(12)	We do not maintain any pension or nonqualified deferred compensation programs.

2012 GRANTS OF PLAN-BASED AWARDS

During 2012, the Company did not issue to the Chief Executive Officer or the other NEOs any equity grants awards. These awards were made in 2013. Messrs. McNamee and Trachtenberg were each granted 5,965 stock awards in connection with their service as Directors, which vested on August 1, 2012.

In addition, on December 14, 2012, our Committee approved a bonus plan for the fiscal year ending December 31, 2013 under which we may pay non-equity incentive compensation to our NEOs. These amounts are included below.

The following table sets forth certain information regarding grants of plan-based awards during 2012 to the officers named in the 2012 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Steven G. Bunger (1)	n/a	—	—	—	—	—	—	—		—	—	—
Frederick G. McNamee, III	8/1/2012	—	—	—	—	—	—	5,965	(2)	—	—	82,496
Lawrence Trachtenberg	8/1/2012	—	—	—	—	—	—	5,965	(2)	—	—	82,496
Mark E. Funk	n/a	3,841	384,080	768,160	—	—	—	—		—	—	—
Deborah K. Keeley	n/a	2,228	222,794	445,588	—	—	—	—		—	—	—
Jody E. Miller	n/a	3,348	334,750	669,500	—	—	—	—		—	—	—
Christopher J. Miner	n/a	2,900	290,000	580,000	—	—	—	—		—	—	—

(1)	Steven G. Bunger stepped down as President and CEO of the Company effective December 23, 2012.

(2)	The stock awards were for 2012 services as Directors and not as NEOs.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards at fiscal year-end for each of the officers named in the 2012 Summary Compensation Table, as of December 31, 2012. During 2012, the Company did not issue to the Chief Executive Officer or the other NEOs any equity grants awards. These awards were made in 2013. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(1) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Share, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)(4) (j)
Steven G. Bunger
2004	100,000	—		—		14.11	11/02/2014	—		—	—	—
2009	—	—		—		—	—	46,209	(6)	963,458	—	—
2010	39,216	39,214	(6)	—		19.76	12/16/2020	13,071	(6)	272,530	16,173	337,207
2011	—	—		139,557	(6)	18.17	12/27/2021	22,389	(6)	466,811	—	—
2012	—	—		—		—	—	—		—	—	—
Mark E. Funk
2009	—	—		—		—	—	6,018		125,475	28,122	586,344
2010	28,974	28,972		—		19.76	12/16/2020	9,657		201,348	11,948	249,116
2011	—	—		66,167		18.17	12/27/2021	16,542		344,901	—	—
2012	—	—		—		—	—	—		—	—	—
Deborah K. Keeley
2009	—	—		—		—	—	2,441		50,895	11,408	237,857
2010	11,754	11,753		—		19.76	12/16/2020	3,918		81,690	4,847	101,060
2011	—	—		26,842		18.17	12/27/2021	6,710		139,904	—	—
2012	—	—		—		—	—	—		—	—	—
Jody E. Miller
2009	—	—		—		—	—	2,607		54,356	12,185	254,057
2010	12,554	12,554		—		19.76	12/16/2020	4,184		87,236	5,177	107,940
2011	—	—		28,670		18.17	12/27/2021	7,167		149,432	—	—
2012	—	—		—		—	—	—		—	—	—
Christopher J. Miner
2009	—	—		—		—	—	1,366		28,481	6,093	127,039
2010	6,576	6,576		—		19.76	12/16/2020	2,192		45,703	2,712	56,545
2011	3,755	11,263		—		18.17	12/27/2021	3,754		78,271	—	—
2012	—	—		—		—	—	—		—	—	—

(1)	All option awards are granted ten years prior to the corresponding option expiration date. Options awarded in 2011 vest in four equal annual installments with the first installment vesting one month prior to the first anniversary of the award grant date and annually thereafter. Options awarded in 2010 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award grant date and annually thereafter. Options awarded prior to 2010 vest in five equal annual installments, with the first installment vesting on the six-month anniversary of the award grant date and annually thereafter.

(2)	Options awarded in 2011 vest in three equal annual installments following the anniversary of the award grant date, subject to the Company achieving performance-based targets established by the Committee. See “— 2012 Executive Key Components” set forth elsewhere herein for a description of the performance-based targets.

(3)	Shares awarded in 2011 vest in four equal annual installments, with the first installment vesting one month prior to the anniversary of the award grant date and annually thereafter. Shares awarded prior to 2011 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award grant date and annually thereafter.

(4)	Amounts represent the product of the closing price of our common stock on December 31, 2012 of $20.85 multiplied by the number of unvested shares.

(5)	All shares vest in four equal annual installments following the anniversary of the date of award grant date, subject to the Company achieving performance-based targets established by the Committee. See “— 2012 Executive Key Components” set forth elsewhere herein for a description of the performance-based targets.

(6)	The options were accelerated and became exercisable at December 31, 2012 in accordance with the terms of Mr. Bunger’s Separation Agreement. The share awards were accelerated and vested at December 31, 2012 in accordance with the terms of Mr. Bunger’s Separation Agreement.

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise or vesting of equity awards during 2012 and the amount realized on such exercise or vesting for each of the officers named in the 2012 Summary Compensation table.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (2) (e)
Steven G. Bunger(3)	101,270	1,032,203	120,431	2,521,819
Frederick G. McNamee, III(4)	—	—	5,965	82,496
Lawrence Trachtenberg(4)	—	—	5,965	82,496
Mark E. Funk	—	—	28,639	605,187
Deborah K. Keeley	51,000	458,849	11,618	245,506
Jody E. Miller	—	—	17,057	322,411
Christopher J. Miner	—	—	6,747	139,998

(1)	Amounts are computed using the difference between the market price of the underlying securities and the exercise price of the option awards.

(2)	Amounts are equal to the product of the closing price of our common stock on the NASDAQ Stock Market on the vesting date multiplied by the number of shares vested.

(3)	Includes 81,669 shares of stock awards, with a value of $1,702,707, that accelerated and vested at December 31, 2012 in accordance with the terms of Mr. Bunger’s Separation Agreement.

(4)	The stock awards were for 2012 services as Directors and not as NEOs.

2012 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2012 NONQUALIFIED DEFERRED COMPENSATION

We do not provide for any nonqualified deferred compensation for any of our employees.

REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on February 14, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order to be properly brought before the 2014 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2014 Annual Meeting; however, in the event that we do not publicly disclose or notify stockholders by mail of the date of the 2014 Annual Meeting at least 100 days prior to the date of such meeting, a stockholder’s notice must be delivered to our Corporate Secretary not more than ten days after the date on which we make public disclosure or mail to stockholders notice of the 2014 Annual Meeting date. We intend to hold our 2014 Annual Meeting in July 2014. As a result, if, for example, we hold our 2014 Annual Meeting on July 31, 2014 and publicly disclose or notify stockholders by mail of the date of the 2014 Annual Meeting at least 100 days prior to July 31, 2014, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than April 2, 2014, and no later than May 2, 2014.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2014 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2012 Annual Report to Stockholders is available electronically and will be mailed to requesting stockholders. The 2012 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2012 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K and Form 10-K/A will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

Our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Tempe, Arizona

Dated: June 14, 2013

Appendix A

Mobile Mini, Inc.

2006 Equity Incentive Plan

(Amended and Restated Effective July 24, 2013)

ARTICLE 1

ESTABLISHMENT, PURPOSE, AND DURATION

1.1    Establishment.     Mobile Mini, Inc., a Delaware corporation (the “Company”), establishes an equity incentive compensation plan to be known as the 2006 Equity Incentive Plan (the “Plan”), as set forth in this document.

The Plan permits the grant of Cash-Based Awards, Nonqualified Options, Incentive Options, Stock Appreciation Rights (“SARs”), Common Stock, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and Other Stock-Based Awards.

The Plan was originally adopted by the Board on February 22, 2006 (the “Effective Date”) and was approved by the stockholders of the Company at the 2006 annual meeting of stockholders. The Plan was amended and approved by the stockholders of the Company at the 2009 annual meeting of stockholders. The Plan is hereby amended and restated by the Board effective July 24, 2013, subject to approval by the stockholders of the Company at the 2013 annual meeting of stockholders.

1.2    Purpose of the Plan.     The purpose of the Plan is to provide a means whereby Employees and Directors develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) or nonstatutory stock options, as determined by the Committee at the time of grant.

1.3    Duration of the Plan.     Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Options may be granted more than ten (10) years after the earlier of (a) adoption of the Plan by the Board, and (b) the Effective Date.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.1.

2.3    “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Options, Incentive Options, SARs, Common Stock, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7    “Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9    “Committee” means the committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and, unless otherwise determined by the Board, the Committee shall consist of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purposes of the rules and regulations of the Nasdaq Stock Market, Inc. (including any successors, “NASDAQ”).

2.10    “Company” means Mobile Mini, Inc., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

2.11    “Common Stock” or “Stock” shall mean the Company’s common stock, par value $.01 per share.

2.12    “Covered Employee” means a Participant who is a “covered employee,” as defined in Code Section 162(m) and the Treasury Regulations promulgated under Code Section 162(m), or any successor statute.

2.13    “Director” means any individual who is a member of the Board of Directors of the Company.

2.14    “Effective Date” has the meaning set forth in Section 1.1.

2.15    “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of the Common Stock reported on the NASDAQ or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Common Stock is quoted or traded on the Nasdaq Stock Market, Inc.’s National Market System (or a successor thereto) at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be the closing price of the Common Stock as reported by the Nasdaq Stock Market on the date of determination. In the event the Common Stock is not publicly traded at the time a determination of their Fair Market Value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.18    “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Stock.

2.19    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.20    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21    “Incentive Option” or “ISO” means an Option to purchase Stock granted under Article 6 to an Employee and that is designated as an Incentive Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.22    “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.23    [Deleted in connection with 2007 amendment.]

2.24    [Deleted in connection with 2007 amendment.]

2.25    “Nonqualified Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422 or that otherwise does not meet such requirements.

2.26    “Option” means an Incentive Option or a Nonqualified Option, as described in Article 6.

2.27    “Option Price” means the price at which Stock may be purchased by a Participant pursuant to an Option.

2.28    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the applicable Treasury Regulations thereunder for certain performance-based compensation paid to Covered Employees.

2.31    “Performance Measures” means (i) those measures described in Section 11.3 hereof on which the performance goals are based, or (ii) such other measures that have been approved by the Company’s shareholders as contemplated by Article 11 of this Plan in order to qualify Awards as Performance-Based Compensation.

2.32    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33    “Performance Stock” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in Common Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34    “Performance Unit” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.35    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.37    “Plan” means this 2006 Equity Incentive Plan, as it may be amended or restated.

2.38    “Plan Year” means the Company’s fiscal year as may be in effect from time to time. The Company’s current fiscal year is the twelve-month period beginning on January 1st of a particular year and ending on December 31st of such year.

2.39    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.40    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.41    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.42    “Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest.

2.43    “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase Stock under the related Option (and when Stock is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.44    “Treasury Regulations” means the regulations promulgated under the Code.

2.45    “Withholding Taxes” means any federal, state, local or foreign income taxes, withholding taxes, or employment taxes required to be withheld by law or regulations.

ARTICLE 3

ADMINISTRATION

3.1    General.     The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Authority of the Committee.     The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Article 17, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3    Delegation.     The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individual to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individual may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. Notwithstanding the foregoing, the Committee may not delegate to any officer the ability to take any action or make any determination regarding issues arising out of Code Section 162(m).

3.4    Authority to Reprice.     Other than in connection with a change in the Company’s capital structure (as described in Section 4.2 of this Plan), neither the Committee nor the Board shall have the authority to reprice any outstanding Option or SAR without the prior approval of the Company’s shareholders. “Repricing” means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or the grant price of a SAR after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another Option, a Restricted Stock Award or other equity, unless the cancellation and exchange occurs in connection with a change in the Company’s capital structure (as described in Section 4.2 of this Plan).

ARTICLE 4

STOCK SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1    Number of Shares of Stock Available for Awards.     Six Million Two Hundred Thousand (6,200,000) shares of Stock have been allocated to the Plan and will be reserved to satisfy Awards under the Plan. The maximum number of shares of Stock subject to Awards which may be granted during a Plan Year to a single Participant shall be Three Hundred Thousand (300,000) (the “Annual Award Limit”). The Company may, in its discretion, use shares held in the treasury or shares acquired in the public market in lieu of authorized but unissued shares. If any Award shall terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Stock, is settled in cash in lieu of Stock, or is exchanged with the Committee’s permission for Awards not involving Stock, such Stock subject to the award shall be available again for grant under the Plan. No fractional shares of Stock may be issued under the Plan. Fractional shares of Stock will be rounded down to the nearest whole share of Stock.

4.2    Adjustments in Authorized Stock.     In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, or other distribution of stock or property of the Company, combination of Common Stock, exchange of Common Stock, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of shares of Common Stock that may be issued under the Plan or under particular forms of Awards, the number and kind of shares of Common Stock subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 17, without affecting the number of shares of Common Stock reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, spin-off, split-off, split-up, acquisition of property or stock, or reorganization (collectively, a “Reorganization”) upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code and the provisions of Section 409A of the Code, where applicable. Without limiting the foregoing, in the event of any Reorganization, the Committee or the Board may cause any Award outstanding as of the effective date of the Reorganization to be cancelled in consideration of a cash payment or alternate Award made to the holder of such cancelled Award equal in value to the fair market value of such cancelled Award.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility.     Individuals eligible to participate in this Plan include all Employees and Directors.

5.2    Actual Participation.     Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

ARTICLE 6

OPTIONS; AWARDS TO NON-EMPLOYEE DIRECTORS

6.1    Grant of Options.     Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the Treasury Regulations thereunder).

6.2    Award Agreement.     Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price.     The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement. The Option Price shall be: (i) based on 100% of the FMV of the Stock on the date of grant or (ii) set at a premium to the FMV of the Stock on the date of grant.

6.4    Duration of Options.     Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for Options (other than ISOs) granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten years.

6.5    Exercise of Options.     Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6    Payment.     Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for the Common Stock.

A condition of the issuance of the Common Stock as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Common Stock having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7    Restrictions on Share Transferability.     The Committee may impose such restrictions on any Common Stock acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Common Stock is then listed and/or traded, or under any blue sky or state securities laws applicable to such Common Stock.

6.8    Termination of Employment.     Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9    Transferability of Options.

(a)    Incentive Options.     No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

(b)    Nonqualified Options.     Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10    Notification of Disqualifying Disposition.     If any Participant shall make any disposition of Common Stock issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

6.11    Special ISO Rules for 10% Shareholders.     If any Participant to whom an ISO is to be granted is, on the date of grant, the owner of Common Stock (determined using applicable attribution rules) possessing more than 10% of the total combined voting power of all classes of equity securities of his or her employer (or of its parent or subsidiary), then the following special provisions will apply to the ISO granted to that Participant:

(a)  The Option Price per share of Common Stock of the ISO will not be less than 110% of the Fair Market Value of the Shares underlying such ISO on the date of grant; and

(b)  The ISO will not have a term in excess of 5 years from the date of grant.

6.12    Automatic Awards to Non-Employee Directors.     Effective August 1, 2008 and on each August 1 thereafter throughout the term of this Plan, each member of the Board who is not an employee of the Company (a “non-employee director”), shall, without any further action or determination by the Board or the Committee, be awarded that number of shares of Stock as shall be determined by dividing $82,500 (Eighty Two Thousand Five Hundred Dollars) by the Fair Market Value of the Common Stock on such August 1 (or, if such August 1 is not a trading day on the NASDAQ or other relevant stock market, then on the next following day which is a trading day on the NASDAQ or other relevant market). No fraction of a share shall be awarded under this Section 6.12, and instead in respect of each award the number of shares awarded shall be rounded up or down to the next whole number, as appropriate (rounding up from 0.50). If, after August 1, 2008, a non-employee director is first elected to the Board on a date between August 2 and July 31, such non-employee director shall (unless otherwise determined at the time by the Board) be awarded that number of shares of Stock as shall be determined by dividing $82,500 by the Fair Market Value of the Common Stock of the date such non-employee director is first elected to the Board, and then multiplying the resulting figure by the fraction n/12, where “n” is the number of whole calendar months remaining after the date of such election and the next July 31 that will occur. An award under the Section 6.12 shall vest and be non-forfeitable immediately upon the making of the award. No shares of Stock awarded pursuant to this Section 6.12 shall be sold by the non-employee director prior to the sixth-month anniversary of the date of the award.

ARTICLE 7

SHARE APPRECIATION RIGHTS

7.1    Grant of SARs.     Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. Notwithstanding the foregoing, SARs may be granted only if shares of Common Stock are traded on an established securities market at the date of grant.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price shall be: (i) based on 100% of the FMV of the Common Stock on the date of grant or (ii) set at a premium to the FMV of the Common Stock on the date of grant.

7.2    SAR Agreement.     Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3    Term of SAR.     The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten years.

7.4    Exercise of Freestanding SARs.     Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Exercise of Tandem SARs.     Tandem SARs may be exercised for all or part of the Common Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Common Stock for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the exercise of the Tandem SAR may not have economic and tax consequences more favorable than the exercise of the ISO followed by an immediate sale of the underlying share of Common Stock, and the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Common Stock subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; (c) the Tandem SAR may be exercised only when the Fair Market Value of the Common Stock subject to the ISO exceeds the Option Price of the ISO; (d) the Tandem SAR may be exercised only when the underlying ISO is eligible to be exercised; and (e) the Tandem SAR is transferable only when the underlying ISO is transferable, and under the same conditions.

7.6    Payment of SAR Amount.     SARs granted under this Plan shall be payable only in Common Stock. Upon the exercise of a SAR, a Participant shall be entitled to receive from the Company such number of shares of Common Stock determined by multiplying:

(a)  The excess of the Fair Market Value of the Common Stock on the date of exercise over the Grant Price; by

(b)  The number of shares of Common Stock with respect to which the SAR is exercised.

Such product shall then be divided by the Fair Market Value of the Common Stock on the date of exercise. The resulting number (rounded down to the next whole number) is the number of shares of Common Stock to be issued to the Participant upon exercise of an SAR.

7.7    Termination of Employment.     Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8    Nontransferability of SARs.     Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9    Other Restrictions.     The Committee shall impose such other conditions and/or restrictions on any share of Common Stock received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Common Stock received upon exercise of a SAR for a specified period of time.

ARTICLE 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1    Grant of Restricted Stock or Restricted Stock Units.     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no shares of Common Stock are actually awarded to the Participant on the date of grant.

8.2    Restricted Stock or Restricted Stock Units Agreement.     Each Restricted Stock and/or Restricted Stock Units grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine. Notwithstanding anything in this Article 8 to the contrary, delivery of the Common Stock pursuant to an Award of Restricted Stock Units (or an Award of Restricted Stock) shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which such Common Stock is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

8.3    Transferability.     Except as provided in this Plan or an Award Agreement, the Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4    Other Restrictions.     The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Unit granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Common Stock is listed or traded, or holding requirements or sale restrictions placed on the Common Stock by the Company upon vesting of such Restricted Stock or Restricted Stock Unit.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Restricted Stock has been satisfied or has lapsed.

Except as otherwise provided in this Article 8, Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Restricted Stock has been satisfied or has lapsed (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock as the Committee, in its sole discretion shall determine.

8.5    Certificate Legend.     In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Mobile Mini, Inc. 2006 Equity Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Mobile Mini, Inc.”

8.6    Voting Rights.     Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those shares of Common Stock during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Unit granted hereunder.

8.7    Termination of Employment.     Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

8.8    Section 83(b) Election.     The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company and the Internal Revenue Service, as well as file such election with the Participant’s federal income tax return.

ARTICLE 9

PERFORMANCE UNITS/PERFORMANCE STOCK

9.1    Grant of Performance Units/Performance Stock.     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Stock to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Stock.     Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each share of Performance Stock shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Stock that will be paid out to the Participant.

9.3    Earning of Performance Units/ Performance Stock.     Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Performance Stock shall be entitled to receive payout of the value and number of Performance Units/ Performance Stock earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4    Form and Timing of Payment of Performance Units/ Performance Stock.     Payment of earned Performance Units/ Performance Stock shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/ Performance Stock in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units/ Performance Stock at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Notwithstanding anything in this Article 9 to the contrary, delivery of Common Stock, cash or other property pursuant to an Award of Performance Units/ Performance Stock shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which delivery of such Common Stock, cash or other property is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

9.5    Termination of Employment.     Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Stock following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

9.6    Nontransferability.     Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Units/ Performance Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under the Plan shall be exercisable during his lifetime only by such Participant.

ARTICLE 10

CASH-BASED AWARDS AND OTHER SHARE-BASED AWARDS

10.1    Grant of Cash-Based Awards.     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2    Other Stock-Based Awards.     The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3    Value of Cash-Based and Other Stock-Based Awards.     Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards and Other Share-Based Awards.     Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Common Stock as the Committee determines. Notwithstanding anything in this Article 10 to the contrary, delivery of Common Stock, cash or other property pursuant to a Cash-Based Award or Other Stock-Based Award shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which delivery of such Common Stock, cash or other property is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

10.5    Termination of Employment.     The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

10.6    Nontransferability.     Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under the Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

ARTICLE 11

PERFORMANCE MEASURES

11.1    General.

(a)  Certain Awards granted under the Plan may be granted in a manner such that the Awards qualify as Performance-Based Compensation and thus are exempt from the deduction limitation imposed by Section 162(m) of the Code. Awards shall only qualify as Performance-Based Compensation if, among other things, at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the Treasury Regulations thereunder).

(b)  Awards intended to qualify as Performance-Based Compensation may be granted to Participants who are or may be Covered Employees at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each Covered Employee.

(c)  The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Awards intended to qualify as Performance-Based Compensation that will be paid out to the Covered Employees, and may attach to such Performance-Based Compensation one or more restrictions.

11.2    Other Awards.     Either the granting or vesting of Awards intended to qualify as Performance-Based Compensation (other than Options and SARs) granted under the Plan shall be subject to the achievement of a performance target or targets, as determined by the Committee in its sole discretion, based on one or more of the performance measures specified in Section 11.3 below. With respect to such Performance-Based Compensation:

(a)  the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual Covered Employees or class of Covered Employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(b)  no Performance-Based Compensation shall be payable to or vest with respect to, as the case may be, any Covered Employee for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(c)  after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

11.3    Performance Measures.     Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)  Net earnings or net income (before or after taxes);

(b)  Earnings per share;

(c)  Net sales growth;

(d)  Leasing revenues;

(e)  Internal growth rate;

(f)  Compound annual growth rate;

(g)  Net operating profit;

(h)  Return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

(i)  Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(j)  Earnings before or after taxes, interest, depreciation, and/or amortization;

(k)  Gross or operating margins;

(l)  Productivity ratios; and

(m)  Stock price (including, but not limited to, growth measures and total shareholder return).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of peer companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (m) above as compared to various stock market indices.

11.4    Evaluation of Performance.     The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5    Adjustment of Performance-Based Compensation.     Awards intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.6    Committee Discretion.     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.3.

ARTICLE 12

[Article 12 was deleted when the Plan was amended in 2007.]

ARTICLE 13

DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee (but subject to the provisions of Section 409A of the Code, if applicable).

ARTICLE 14

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 15

RIGHTS OF PARTICIPANTS

15.1    Employment.     Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

15.2    Participation.     No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3    Rights as a Shareholder.     Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to shares covered of Common Stock by any Award until the Participant becomes the record holder of such Common Stock.

ARTICLE 16

CHANGE OF CONTROL

In addition to the terms and conditions of this Plan, one or more Awards may be subject to the terms and conditions set forth in a written agreement between the Company and a Participant providing for different terms or provisions with respect to such Awards upon a “Change of Control” of the Company (as that term may be defined in such written agreement), including but not limited to acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms, conditions or provisions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of such Awards.

ARTICLE 17

AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

17.1    Amendment, Modification, Suspension, and Termination.     Subject to Sections 3.4 and 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part. Further, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

17.2    Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events.     The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

17.3    Awards Previously Granted.     Notwithstanding any other provision of the Plan to the contrary, and except to the extent necessary to avoid the imposition of additional tax and/or interest under Section 409A of the Code with respect to Awards that are treated as nonqualified deferred compensation, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 18

WITHHOLDING

The Company shall have the right to withhold from a Participant (or a permitted assignee thereof), or otherwise require such Participant or assignee to pay, any Withholding Taxes arising as a result of the grant of any Award, exercise of an Option or SAR, lapse of restrictions with respect to Restricted Stock or Restricted Stock Units, or any other taxable event occurring pursuant to this Plan or any Award Agreement. If the Participant (or a permitted assignee thereof) shall fail to make such tax payments as are required, the Company (or its Affiliates or Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant (or permitted assignee) may make a written election which may be accepted or rejected in the discretion of the Committee, (i) to have withheld a portion of any Common Stock or other payments then issuable to the Participant (or permitted assignee) pursuant to any Award, or (ii) to tender other shares of Common Stock to the Company (either by actual delivery or attestation, in the sole discretion of the Committee, provided that, except as otherwise determined by the Committee, the shares of Common Stock that are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price or have been purchased on the open market), in either case having an aggregate Fair Market Value equal to the Withholding Taxes.

ARTICLE 19

SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 20

GENERAL PROVISIONS

20.1    Forfeiture Events.

(a)  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

20.2    Legend.     The certificates for Common Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Common Stock.

20.3    Gender and Number.     Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4    Severability.     In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5    Requirements of Law.     The granting of Awards and the issuance of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6    Delivery of Title.     The Company shall have no obligation to issue or deliver evidence of title for shares of Common Stock issued under the Plan prior to:

(a)  Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)  Completion of any registration or other qualification of the Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7    Inability to Obtain Authority.     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

20.8    Investment Representations.     The Committee may require any individual receiving Common Stock pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Common Stock for investment and without any present intention to sell or distribute such Common Stock.

20.9    Employees Based Outside of the United States.     Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)  Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b)  Determine which Employees or Directors outside the United States are eligible to participate in the Plan;

(c)  Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d)  Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)  Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10    Uncertificated Stock.     To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11    Unfunded Plan.     Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

20.12    No Fractional Shares.     No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

20.13    Retirement and Welfare Plans.     Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.14    Nonexclusivity of the Plan.     The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.15    No Constraint on Corporate Action.     Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.16    Governing Law.     The Plan and each Award Agreement shall be governed by the laws of the State of Delaware. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Arizona, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

20.17    Indemnification.     Each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

20.18    Amendment to Comply with Applicable Law.     It is intended that no Award granted under this Plan shall be subject to any interest or additional tax under Section 409A of the Code. In the event Code Section 409A is amended after the date hereof, or regulations or other guidance is promulgated after the date hereof that would make an Award under the Plan subject to the provisions of Code Section 409A, then the terms and conditions of this Plan shall be interpreted and applied, to the extent possible, in a manner to avoid the imposition of the provisions of Code Section 409A.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Frederick McNamee III 02 Lawrence Trachtenberg

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2013.					☐	☐	☐

3.	Advisory vote on executive compensation.					☐	☐	☐

4.

Approval of an increase in the maximum number of shares that may be issued under the Mobile Mini, Inc. 2006 Equity Incentive Plan, as amended, by 2,000,000 shares, from 4,200,000 shares to 6,200,000 shares.

						☐	☐	☐

NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2, 3 and 4. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 24, 2013

The undersigned appoints Erik Olsson and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”) to be held on July 24, 2013 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on May 30, 2013.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions